EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OCALA BIDCO, INC.,

OCALA MERGER SUB, INC.

AND

INOVALON HOLDINGS, INC.

August 19, 2021

TABLE OF CONTENTS
i

ii

Exhibit A    Guarantors
Exhibit B    Form of Certificate of Merger

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 19, 2021, is entered into by and among Inovalon Holdings, Inc., a Delaware corporation (the “Company”), Ocala Bidco, Inc., a Delaware corporation (“Parent”), and Ocala Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, the parties intend that, at the Effective Time and subject to the terms and conditions of this Agreement, Merger Sub merge with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the “Company Board”) established a special committee thereof consisting only of independent and disinterested directors (the “Company Special Committee”), and the Company Special Committee unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair, advisable and in the best interests of the Company and the Public Stockholders (as defined below) and recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, and, subject to Section 6.02(d) and Section 6.04, submit this Agreement to the Company’s stockholders for approval and adoption;
WHEREAS, the board of directors of Merger Sub and the Company Board have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Parent has approved and declared advisable and in the best interests of its stockholders, this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of Merger Sub has unanimously resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Company Board has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and, subject to Section 6.02(d) and Section 6.04, resolved to submit this Agreement to the Company’s stockholders for approval and adoption;
WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the parties set forth on Exhibit A (the “Guarantors”) have delivered to the Company a guaranty (the “Guaranty”), pursuant to which the Guarantors have agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder, and the Equity Commitment Letter (as defined below) pursuant to which the Guarantors have agreed to provide to Parent on the Closing Date the Equity Financing (as defined below);

WHEREAS, concurrently or following the execution of this Agreement, as a condition to the willingness of, and material inducement to, Parent to enter into this Agreement, Parent and Keith R. Dunleavy Management Trust u/a dated December 22, 2008, as amended, Meritas Holdings, LLC, a Delaware limited liability company, and Meritas Group, Inc., a Delaware corporation, and certain entities affiliated with Andrè Hoffmann (the “Supporting Stockholders”) shall each have entered into a support agreement (the “Support Agreements”) pursuant to which the Supporting Stockholders are agreeing, among other things to vote their shares of Company Common Stock in favor of the Required Company Stockholder Approval and to take certain other actions in furtherance of the Transactions, in each case, subject to the terms and conditions of the Support Agreements;
WHEREAS, concurrently or following with the execution of this Agreement, as a condition to the willingness of, and material inducement to, Parent to enter into this Agreement, Parent and certain stockholders of the Company (the “Rollover Stockholders”) shall each have entered into one or more rollover agreements (the “Rollover Agreements”) pursuant to which the Rollover Stockholders are, among other things, agreeing to, directly or indirectly, exchange shares of Company Common Stock having an aggregate value equal to the Rollover Amount (the “Rollover Shares”) for equity interests of Ocala Topco, LP, a Delaware limited partnership, in each case, subject to the terms and conditions of the Rollover Agreements (the “Rollover”); and
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
Article I.
DEFINITIONS
Section 1.01Definitions.
(a)As used in this Agreement, the following terms have the following meanings:
“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.
“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any proposal or offer from a Third Party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any Third Party, whether from the Company or any other Person(s), of assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole; (ii) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, by any Third Party, whether from the Company or any other Person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing fifteen percent (15%) or more of the outstanding voting power or fifteen percent (15%) or more of any class of Company Capital Stock of the Company, including pursuant to a tender offer or exchange offer that if consummated would result in any Person other than Parent acquiring beneficial ownership of fifteen percent (15%) or more of the combined voting power or fifteen percent (15%) or more of any class of Company Capital Stock of the Company; (iii) any merger, consolidation, business combination, recapitalization, liquidation, amalgamation, reorganization, dividend, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its shareholders, if consummated, would acquire fifteen percent (15%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (iv) any combination of the foregoing.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Affiliated Practices” means each of the professional corporations, professional associations and professional limited liability companies to which the Acquired Companies engage either directly or indirectly for the provision of SMEs.
“Affiliated Professional” means a physician, nurse practitioner or other ancillary licensed professional employed by or under Contract with an Acquired Company or an Affiliated Practice, as applicable.
“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether U.S., foreign or multinational).
“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Cash-Out Company RS Award” means: (a) with respect to Company RS Awards held by an employee that has signed an Employee Acknowledgement and Release prior to the Closing Date, 30% of any unvested portion of such employee’s Company RS Award, and (b) with respect to Company RS

Awards held by any other person, none of the unvested portion of such employee’s Company RS Award.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.
“CFIUS Authorities” means the Defense Production Act of 1950 (50 U.S.C.§ 4565), and its implementing regulations located at 31 C.F.R. Parts 800-802.
“CFIUS Clearance” means either: (a) CFIUS has concluded that the Transaction is not a “Covered Transaction” and is not subject to review under the CFIUS Authorities; (b) CFIUS has issued a written notice that it has completed a review or investigation of the CFIUS Declaration provided pursuant to the CFIUS Authorities with respect to the Transaction, and has concluded all action under the CFIUS Authorities; (c) CFIUS has informed the parties that it is unable to conclude action under the CFIUS Authorities with respect to the Transaction on the basis of the CFIUS Declaration, but CFIUS has not requested that the parties file a written notice of the Transaction, and the thirty (30) day assessment period established by CFIUS for the assessment of the declaration shall have elapsed; (d) if CFIUS has requested that the parties file a written notice of the Transaction, CFIUS shall have concluded action pursuant to the CFIUS Authorities with respect to such written notice; or (e) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the proposed action or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.
“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.
“Company Balance Sheet” means the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the notes thereto, as contained in the Company SEC Documents.
“Company Balance Sheet Date” means December 31, 2020.
“Company Cash on Hand” shall mean all cash of the Company and its Subsidiaries.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Class A Common Stock” means the Class A common stock, $0.000005 par value per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, $0.000005 par value per share, of the Company.
“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.
“Company Compensatory Award” means each Company Option, Company RSU Award, and Company RS Award.
“Company Credit Agreement” means that certain Credit Agreement dated as of April 2, 2018 among the Company, Morgan Stanley Senior Funding Inc., as Administrative Agent, and the other lenders party thereto.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.
“Company IP” means all Intellectual Property Rights owned, or purported to be owned, by any Acquired Company.
“Company IT Assets” means computers, servers, information technology assets, platforms, systems, and networks (including Software, firmware and hardware) that are owned, leased, or licensed by the Acquired Companies.
“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event (each, and “Effect”) that, individually or in the aggregate, had, has or would reasonably be expected to (A) prevent the Company from performing its obligations under this Agreement or (B) result in a material adverse effect on the business, assets, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (B), in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in Applicable Law, GAAP or any applicable accounting standards or any interpretation thereof; (b) general economic, political or business conditions or changes therein, or acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages, shutdowns or any response of any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing; (c) financial and capital markets conditions in the United States, including interest rates and currency exchange rates, and any changes therein; (d) seasonal fluctuations in the business of the Acquired Companies; (e) any change generally affecting the industries in the geographical markets in which the Acquired Companies operate; (f) the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (i) the initiation of litigation by any Person with respect to this Agreement or the Transactions, (ii) any termination or loss of, reduction in or similar negative impact on our reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of the Acquired Companies or (iii) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of any Acquired Company, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies); provided, however, that this clause (f) shall not apply to any representation or warranty contained in Section 4.04, Section 4.09 and Section 4.16 to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions; (g) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required or specifically contemplated by this Agreement or requested in writing by Parent; (h) any act of God or natural disaster; (i)  any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (provided that clause (i) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (k) any action to which Parent consents in writing; provided, further, that in the case of the foregoing clauses (a), (b), (c), (e) and (h), except to the extent that such matters disproportionately impact the Acquired Companies (taken as a whole) relative to other businesses in the industries in which the Acquired Companies operate.
“Company Option” means an option to purchase Company Common Stock.
“Company Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.
“Company Product” means all Software owned or purported to be owned by any Acquired Company that is licensed, sold, marketed, distributed, supplied, hosted, or made available (including as software-as-a-service or a web-based application) by any Acquired Company to third party customers on a commercial basis as of the date hereof or from which any Acquired Company currently derives or recognizes any revenue.
“Company RS Award” means an award of restricted shares of Company Common Stock that is subject to vesting or forfeiture (including performance-vesting conditions).
“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock, that is subject to vesting or forfeiture.
“Company Stock Plans” means the Inovalon Holdings, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”), the Amended and Restated Inovalon Holdings, Inc. 2015 Omnibus Incentive Plan as approved by the Company’s stockholders on June 5, 2019, and the Inovalon Holdings, Inc. Amended and Restated Long-Term Incentive Plan, as last amended effective October 7, 2010.

“Company Termination Fee” means an amount in cash equal to $ 176,385,000.
“Confidentiality Agreement” means that certain Confidentiality Agreement between Nordic Capital Epsilon SCA, SICAV-RAIF (acting through its general partner Nordic Capital Epsilon GP SARL) and the Company.
“Continuing Employees” means all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with Parent, the Surviving Corporation or any of their Subsidiaries post-Closing.
“Contract” means any legally binding contract, agreement, subcontract, lease, note, bond, mortgage, indenture, license, permit and purchase order or other instrument or obligation.
“Conversion Company RS Award” means any Company RS Award that is not a Cash-Out Company RS Award.
“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent and the lenders party thereto, (including all exhibits, annexes, schedules, term sheets and executed fee letters related thereto (which fee letters may be redacted to omit fee amounts and economic terms that do not impact the amount or availability of the Debt Financing or expand the conditions to obtaining the Debt Financing on the Closing Date) attached thereto or contemplated thereby), dated as of the date hereof, as the same may be amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.17 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing (together with the proceeds of the Equity Financing) the Transactions, including (i) the payment of the aggregate Merger Consideration, Option Consideration, RSU Consideration, and RSA Consideration, (ii) the repayment or refinancing of the Company Credit Agreement and (iii) payment of fees and expenses related to the foregoing.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.
“Debt Financing Deliverables” means the following customary documents to be delivered in connection with the Debt Financing: (i) a Payoff Letter with respect to the Company Credit Agreement, and (ii) at least three (3) Business Days prior to the Closing Date, documentation and other information reasonably requested at least ten (10) Business Days prior to the Closing Date by the Debt Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations.
“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.
“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

“Employee Acknowledgement and Release” means an employee acknowledgement and release agreement in a form reasonably acceptable to the Company and Parent that includes the terms and conditions set forth in Section 1.01(a)(i) of the Company Disclosure Letter.
“Environmental Laws” means any and all Laws and Governmental Orders relating to pollution, public or worker health or safety, or the protection of the environment, including those relating to the treatment, storage, disposal or release of hazardous or toxic substances.
“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.
“Equity Securities” means, with respect to any Person, (i) any shares of capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrow Account” means the account designated by the Escrow Agent into which the Escrow Amount is to be deposited pursuant to the Escrow Agreement.
“Escrow Agent” means an escrow agent mutually reasonably agreed upon between Parent and the Company.
“Escrow Agreement” means an escrow agreement by and among Parent, the Company and the Escrow Agent in customary form and substance reasonably satisfactory to each of the parties thereto governing the administration of the Escrow Amount in accordance with the terms of this Agreement.
“Escrow Amount” means an amount equal to the value of all Conversion Company RS Awards, to be held in accordance with the Escrow Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Financing” means the Debt Financing and the Equity Financing.

“Financing Conditions” means (i) with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter and (ii) with respect to the Equity Financing, the conditions precedent set forth in Section 1.2 of the Equity Commitment Letter.
“Financing Failure Event” means any of the following: (i) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (ii) for any reason, all or any portion of the Debt Financing becoming unavailable, or (iii) a breach or repudiation by any party to the Debt Commitment Letter.
“Financing Related Persons” means (i) the Debt Financing Sources, (ii) any Affiliates of the Debt Financing Sources and (iii) the respective stockholders, partners, members, controlling persons and Representatives of each Person identified in clauses (i) and (ii) of this definition.
“Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of the Debt Financing pursuant to, the Debt Commitment Letter and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub).
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal or any self-regulatory organization (including Nasdaq).
“Governmental Healthcare Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other plan or program that provides health benefits, whether directly, through insurance, or otherwise, and that is funded directly, in whole or in part, by the United States Government or a state.
“Governmental Order” means any order, settlement, stipulation, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made, rendered or entered by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Healthcare Laws” means (a) all healthcare Laws of any Governmental Authority or Governmental Healthcare Program and all such Laws relating to the regulation, provision, management, administration of and payment for healthcare services and items as and to the extent applicable to the business of the Acquired Companies and Affiliated Practices, including, Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), all applicable Laws (including, without limitation those relevant portions of the Affordable Care Act, 42 U.S.C. §§ 1341 et seq.) related to risk adjustment, including those related to risk categorization, scoring and data submission, state corporate practice of medicine prohibitions, fee-splitting, Laws pertaining to the operation of independent practice associations (IPAs), the rules and regulations promulgated under the foregoing statutes, and all similar state Law counterparts to the items set forth in subsection (a) above; and (b) any and all amendments or modifications made from time to time to the items referenced in subsection (a) above.
“Healthcare Permits” means all permits, registrations, accreditations and authorizations of any Governmental Authority and any similar foreign or state Person required for (i) the conduct of the business of the Acquired Companies and Affiliated Practices or (ii) for the provision of professional services by the Affiliated Professionals.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 and the implementing regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Intellectual Property Rights” means all intellectual property and proprietary rights throughout the world, including (i) patents and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trade names, service marks, trade dress, logos, slogans, domain names, and other indicia of source, and all goodwill associated therewith, (iii) copyrights, works of authorship (whether or not copyrightable), and moral rights, (iv) software and computer programs in any form or medium, including source code, object code, databases and collections of data, software implementations of algorithms, firmware, application programming interfaces, and all documentation, information and manuals related to any of the foregoing (collectively, “Software”), (v) all registrations and applications of the foregoing, and (vi) trade secrets, know-how, and other rights in confidential or proprietary information, including designs, technologies, processes, techniques, methods, algorithms, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”).
“Intervening Event” means any Effect (other than an Acquisition Proposal or Superior Proposal or any inquiry, discussion, proposal, request or offer which constitutes, or would reasonably be expected to facilitate, encourage or lead to an Acquisition Proposal or Superior Proposal) that, individually or in the aggregate, is material to the Acquired Companies, taken as a whole, that is not known to nor reasonably foreseeable by the Company Board or Company Special Committee as of the date of this Agreement, which Effect (or the material consequences of which) becomes known to or by the Company Board or Company Special Committee prior to adoption of this Agreement by the Required Company Stockholder Approval; provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (a) the fact alone that the

Company meets or exceeds any internal or published forecasts or projections for any period, or any changes alone after the date of this Agreement in the market price or trading volume of shares of Company Common Stock or (b) any event, fact or circumstance relating to or involving Parent or its Affiliates.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (i) with respect to the Company the actual knowledge, after reasonable inquiry, of each of Keith R. Dunleavy, M.D., Beverly Allen, Jonathan Boldt, Geoff Charron, Monica Keeneth and Ingrid E. Olsen, and (ii) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of each of Fredrik Näslund and Aditya Desaraju.
“Law” means any and all domestic (federal, state or local) or national, supranational or foreign laws (whether statutory, common law or otherwise), statutes, rules, regulations, orders, injunctions, rulings, writs, acts, codes, ordinances, judgments, decrees or similar requirements promulgated, issued, entered into or applied by any Governmental Authority.
“Leased Real Property” means all real property leased or subleased by an Acquired Company and which provides for annual base rental payments in excess of $1,000,000.
“Lender Protective Provisions” means Section 8.02, Section 8.03(e), Section 8.03(f), Section 9.04, Section 9.06(a), Section 9.07, Section 9.08 and Section 9.09 of this Agreement.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien, license or restriction of any kind.
“Nasdaq” means the Nasdaq Stock Market LLC or any successor exchange.
“Owned Real Property” means each parcel of real property owned by an Acquired Company.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.
“Parent Termination Fee” means an amount in cash equal to $368,805,000.
“Payoff Letter” means, with respect to any indebtedness for money borrowed of any Acquired Company, a customary payoff letter executed by the lenders (or their duly authorized agent or representative) of such indebtedness.
“Permitted Liens” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law for amounts that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use and operation of such Real Property or the operation of the business of the Acquired Companies, (v) with respect to Real Property, (A) Liens disclosed on existing title reports or existing surveys made available to Parent, (B) Liens that would be shown on a title report, an accurate survey or a personal inspection of the property, (C) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor, and (D) any other non-monetary Liens which, in the case of each of the foregoing clauses (A) through (D), would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Acquired Companies at such Real Property or otherwise reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing surety bonds or indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) Liens that will be released on or prior to the Closing Date, (viii) Liens securing acquisition financing with respect to any applicable asset, including refinancings thereof, (ix) Liens described in Section 1.01(a)(ii) to the Company Disclosure Letter and (x) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business.
“Person” means any individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, Governmental Authority or instrumentality or other entity of any kind.
“Proceeding” means any claim, action, suit, charge, complaint, administrative proceeding, litigation, mediation, hearing (in each case, whether civil, criminal or administrative), audit, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Public Stockholders” means the holders of Company Common Stock other than Keith R. Dunleavy, André Hoffmann, any other director of the Company, any other Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act, Parent, Merger Sub or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary or any “immediate family member” (as defined in Item 404 of Regulation S-K) or “affiliate” or “associate” (as defined in Section 12b-2 of the Exchange Act) of any of the foregoing.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Registered IP” means all Company IP that is registered, recorded, filed, or applied for with any Governmental Authority or a domain name registrar.
“Representatives” means, with respect to any Person, (i) such Person’s Affiliates and (ii) such Person’s and each such Affiliate’s respective officers, directors, employees, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement from the holders (a) of at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL, (b) of at least a majority of the voting power of the outstanding shares of Company Common Stock, voting as a single class, held by the Public Stockholders (clause (b), the “Public Stockholder Approval”), (c) of at least a majority of the outstanding shares of Company Class A Common Stock entitled to vote in accordance with the DGCL and (d) of at least a majority of the outstanding shares of Company Class B Common Stock entitled to vote in accordance with the DGCL.
“Rollover Amount” means $1,300,000,000.
“SEC” means the United States Securities and Exchange Commission (or any successor thereto).
“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including, Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), and the United Nations Security Council.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“SME” means supplemental member encounter.
“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons. For the avoidance of doubt, the term “Subsidiary” does not include any Affiliated Practice.
“Superior Proposal” means an Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) made by a Third Party which the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee determines in good faith, after consultation with its financial and outside legal advisors, taking into account such factors as the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee considers to be appropriate, including all financing, legal and regulatory aspects of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal but, for the sake of clarity, not taking into account the fact that such Acquisition Proposal may be subject to a lower threshold for stockholder approval than the Merger, and taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal pursuant to Section 6.02(d), is reasonably likely to be consummated in accordance with its terms, and, if such Acquisition Proposal were consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Transactions.
“Takeover Statutes” mean any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.
“Tax” means any and all U.S. federal, state or local or non-U.S. taxes, levies, duties and other similar charges and fees, whether disputed or not, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty, or addition thereto.
“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Third Party” means any Person or other than the Company, Parent, Merger Sub and their respective Affiliates.
“Transactions” means the Merger, the Rollover and the other transactions contemplated by this Agreement.
“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.
“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach, regardless of whether breaching was the object of the act or failure to act.
(b)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Ability Merger Agreement	6.23
Ability Tax Refunds	6.23

Acceptable Confidentiality Agreement	6.02(b)
Adverse Recommendation Change	6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(a)(ii)
Antitrust Laws	4.03
Book-Entry Share	3.01(b)
Cancelled Shares	3.01(c)
Capitalization Date	4.05(a)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
COBRA	4.16(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Fundamental Representations	7.02(a)(i)
Company Licenses	4.10(b)
Company Material Contract	4.09(a)
Company Parties	8.03(c)
Company SEC Documents	4.06(a)
Company Stockholder Meeting	6.04(c)
Compensatory Award Fund	3.02(a)
Continuing Employee	6.10(a)
Data Privacy and Security Laws	4.10(g)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.07
DTC	3.02(d)
DTC Payment	3.02(d)
Effective Time	2.02(a)
End Date	8.01(b)
Enforceability Exceptions	4.02(a)
Equity Commitment Letter	5.08
Exchange Fund	3.02(a)
Forecasts	5.13
Guarantor	Recitals
Guaranty	Recitals
Insurance Policies	4.14
Merger	Recitals
Merger Consideration	3.01(a)

Merger Sub	Preamble
Multiemployer Plan	4.16(c)
Notice of Adverse Recommendation Change	6.02(d)(i)
Notice of Intervening Event	6.02(d)(ii)
Option Consideration	3.05(a)
Parent	Preamble
Parent Fundamental Representations	7.03(a)(i)
Parent Parties	8.03(e)
Paying Agent	3.02(a)
Personal Information	4.10(g)
Plans	4.16(a)
Proxy Date	6.04(c)
Proxy Statement	6.04(a)
Required Company Stockholder Approval	4.02(a)
RSU Consideration	3.05(b)
Surviving Corporation	2.02(a)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)

Section 1.02Definitional and Interpretative Provisions.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,”, (vi) the word “or” shall be disjunctive but not exclusive, and (vii) unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(b)The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(d)Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e)Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(f)Any Law defined or referred to herein or in any agreement, Contract or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(g)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(h)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
(i)The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(j)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(k)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(l)The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(m)Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.
(n)The phrase “made available” with respect to documents shall be deemed to include any documents (x) filed with or furnished to the SEC or (y) provided in a virtual “data room” established by the Company or its Representatives in connection with the Transactions, in the case of each of clauses (x) and (y), at least one (1) Business Day prior to the date hereof.

(o)References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.
Article II.
THE TRANSACTION
Section 2.01The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m. (Eastern time) on the date which is seven (7) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (if such waiver is permissible hereunder or under Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree in writing; provided, that if the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 are satisfied or waived (if such waiver is permissible hereunder or under Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) after December 15, 2021 but before December 22, 2021, then the Closing shall take place on December 30, 2021; provided, further, that notwithstanding the satisfaction or waiver of the closing conditions set forth in Section 7.01, Section 7.02 and Section 7.03, in no event shall Parent or Merger Sub be required to effect the Closing prior to the forty-fifth (45th) day after the date of this Agreement unless otherwise agreed by Parent in writing in its sole discretion. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
Section 2.02The Merger.
(a)Contemporaneously with, or as promptly as practicable after the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or such later time as is stated therein (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall automatically cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”
(b)The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers, properties and franchises of the Company and Merger Sub, and all of the obligations, liabilities, debts and duties of the Company and Merger Sub shall become the obligations, liabilities and duties of the Surviving Corporation.
(c)At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation attached to the Certificate of Merger attached hereto as Exhibit A, which shall be the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company and provisions naming the initial board of directors or relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company), and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws; provided, in each case, that the references to Merger Sub’s name shall be replaced by references to “Inovalon Holdings, Inc.”.
(d)Subject to Section 6.19, from and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.
Section 2.03Escrow Amounts.
(a)At the Closing, Parent shall deposit, or cause to be deposited, the Escrow Amount into the Escrow Account to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.
(b)The amount of cash in the Escrow Account (including any earnings on amounts held in the Escrow Account) shall be available to satisfy any payments due under Conversion Company RS Awards. The terms of and timing of payments from the Escrow Account shall be in accordance with this Agreement and the Escrow Agreement.
(c)In the event that any Conversion Company RS Awards are forfeited in accordance with their terms, Parent and the Company shall instruct the Escrow Agent to release such portion of the Escrow Amount to the Company.
Article III.
CONVERSION OF SECURITIES
Section 3.01Effect of Merger on Capital Stock.

(a)Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Rollover Shares, Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $41.00 per share of Company Common Stock (such amount of cash, as may be adjusted pursuant to Section 3.01(e), is hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.
(b)From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding as of immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.
(c)Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock (other than the Rollover Shares) that are owned directly by Parent, Merger Sub or any of their wholly owned Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.
(d)Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(e)Adjustments. Notwithstanding anything in this Agreement to the contrary, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01(a)).

3.02Surrender and Payment.
(a)Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as Paying Agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares. At or prior to the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”), (ii) with the Company, cash in an amount sufficient to pay the aggregate Option Consideration, RSU Consideration, and RSA Consideration in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Compensatory Award Fund”); provided that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the Merger Consideration, Option Consideration, RSU Consideration or RSA Consideration from the Company Cash on Hand as specified in such request. In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. Parent shall cause the Surviving Corporation to pay the Option Consideration, RSU Consideration, and RSA Consideration contemplated to be paid pursuant to Section 3.05 out of the Compensatory Award Fund. The Exchange Fund and the Compensatory Award Fund shall not be used for any other purpose.
(b)As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent will direct the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.
(c)Upon the surrender of a Certificate (or delivery of a customary affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within three (3) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.
(d)Prior to the Effective Time, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 2:00 p.m. Eastern time (or such other time as may be mutually agreed in writing by Parent and the Company) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares and Rollover Shares) multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after such time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
(e)Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.
(f)No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g)Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect of such holder’s shares of Company Common Stock. Other than any Transfer Taxes described in Section 3.02(e), Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Paying Agent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, including for any Merger Consideration, Option Consideration, RSU Consideration, and RSA Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(h)Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest, gain or other income produced by such investments will be payable to Parent or its designee as directed by Parent.
(i)All Merger Consideration, Option Consideration, RSU Consideration, and RSA Consideration issued or paid upon conversion of the Company Common Stock, the Company Options, Company RSU Awards, or the Company RS Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Options, Company RSU Awards, or Company RS Awards, as the case may be.
Section 3.03Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the

Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III.
Section 3.04Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including without limitation consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax Law. Parent and Merger Sub shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (i) withholding because of the compensatory nature of the applicable payment or (ii) U.S. backup withholding) and shall reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are so deducted or withheld and timely and properly paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.05Treatment of Company Compensatory Awards.
(a)Company Options. Effective as of immediately prior to the Effective Time:
(i)Except as otherwise agreed between Parent and the applicable holder of a Company Option in writing, each Company Option that is outstanding and unexercised immediately prior thereto shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, if any and without interest, equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option (such amount, the “Option Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the Option Consideration, less any applicable withholding Taxes, to each holder of such a Company Option through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).
(ii)For the avoidance of doubt, if the exercise price per share of any Company Option is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(b)Company RSU Awards. Except as otherwise agreed between Parent and the applicable holder of a Company RSU Award in writing, effective as of immediately prior to the Effective Time, each Company RSU Award that remains outstanding immediately prior thereto shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock underlying such Company RSU Award and (ii) the Merger Consideration (such amount, the “RSU Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the RSU Consideration, less applicable withholding Taxes, to each holder of such a Company RSU Award through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).
(c)Company RS Awards. Except as otherwise agreed between Parent and the applicable holder of a Company RS Award in writing, effective as of immediately prior to the Effective Time:
(i)each Cash-Out Company RS Award that remains outstanding immediately prior thereto shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and terminated as of immediately prior to the Effective Time and converted into the right solely to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock underlying such Cash-Out Company RS Award (with any performance-based goals deemed to be achieved as of the Effective Time at “target” level of performance) and (B) the Merger Consideration (such amount, the “RSA Consideration”), less any applicable withholding Taxes. Parent shall cause the Surviving Corporation to pay the RSA Consideration, less applicable withholding Taxes, to each holder of such a Cash-Out Company RS Award through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date); and
(ii)each Conversion Company RS Award that remains outstanding immediately prior to the Effective Time shall be converted into a cash-based retention award, in an amount equal to the RSA Consideration payable in respect thereof, that remains subject to the same vesting schedule that applied immediately prior to the Effective Time, including any performance-based vesting criteria and other vesting requirements (unless otherwise modified by the Employee Acknowledgement and Release or any other similar document).
Section 3.06Treatment of ESPP. As promptly as reasonably practicable following the date of this Agreement, the Company shall take such actions (to the extent not already taken prior to the date of this Agreement) as may be required to provide that, with respect to the ESPP,

(i) participation following the date of this Agreement shall be limited to those employees who participated in the ESPP immediately prior to the execution and delivery of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement (unless otherwise required by the Code), (iii) no new offering period shall commence, nor shall any existing offering period be extended, after the execution and delivery of this Agreement, (iv) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP) (provided that all amounts allocated to each participant’s account under the ESPP as of such date shall be returned to the participant by the Company pursuant to the terms of the ESPP) and (v) the ESPP shall terminate no later than immediately prior to the Effective Time.
Section 3.07Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration pursuant to Section 3.01 and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company will give Parent prompt written notice of all written demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (i) set forth in the Company Disclosure Letter (subject to Section 9.05) or (ii) as disclosed in the Company SEC Documents (other than (a) disclosures in the “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” sections of any Company SEC Documents, (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are non-specific, forward-looking. predictive or cautionary in nature) filed by the Company at least two Business Days prior to the date hereof, the Company represents and warrants to Parent and Merger Sub:
Section 4.01Corporate Existence and Power.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and the Company is not in material violation of any of their provisions.
(b)Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company’s Subsidiaries are in violation in any material respect of any provision of their certificate of incorporation, bylaws or similar governing documents.
Section 4.02Corporate Authorization.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representation set forth in Section 5.07(c), the execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company Board, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company or any other stockholder vote (other than the Required Company Stockholder Approval) is necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State) pursuant to the Company’s governing documents, the DGCL and the rules and regulations of the Nasdaq. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement and assuming the accuracy of the representation set forth in Section 5.07(c), constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(b)On or prior to the date of this Agreement, (i) the Company Special Committee has received from Evercore Group L.L.C. (the “Special Committee Financial Advisor”), its written opinion, subject to the assumptions, limitations, qualifications and conditions set forth therein, that the Merger Consideration to be received by Public Stockholders in the Merger is fair, from a financial point of view, to such holders, (ii) the Company Board has received from J.P. Morgan Securities LLC, its written opinion, subject to the assumptions, limitations, qualifications and conditions set forth therein, that the Merger Consideration to be received by Public Stockholders in the Merger is fair, from a financial point of view, to such holders, and (iii) the Company Board (acting on the unanimous recommendation of the Company Special Committee) has, at a meeting duly called and held in which all directors of the Company Special Committee were present, determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and has duly adopted resolutions by a vote (w) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (x) approving this Agreement and the Transactions, (y) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (z) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation, subject to Section 6.02, has not been subsequently withdrawn or modified in a manner adverse to Parent.
Section 4.03Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents set forth on Section 4.03 of the Company Disclosure Letter with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws set forth on Section 4.03 of the Company Disclosure Letter (together with the HSR Act, “Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement and the related Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”), (iv)  compliance with any applicable rules of Nasdaq, and (v) where failure to take any such actions or filings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.04Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval and assuming the accuracy of the representation set forth in Section 5.07(c), contravene, conflict with or result in a violation or breach of any Applicable Law, or (iii) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss, consent or notice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.05Capitalization; Subsidiaries.
(a)As of the close of business on August 13, 2021 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 750,000,000 shares of Company Class A Common Stock, of which 87,423,775 shares are issued and outstanding, inclusive of shares of Company Class A Common Stock held by the Company in treasury, (ii) 150,000,000 shares of Company Class B Common Stock, of which 78,081,076 shares are issued and outstanding, (iii) 100,000,000 shares of Company Preferred Stock, of which 0 shares are issued and outstanding. As of the Capitalization Date, 14,620,175 shares of Company Common Stock were held by the Company in its treasury and (iv) 900,000,000 shares of Common Stock (as defined in the certificate of incorporation of the Company), of which 0 shares are issued and outstanding.

(b)As of the Capitalization Date, the Company has outstanding: (i) Company Options to purchase an aggregate of 97,932 shares of Company Class A Common Stock (all of which Company Options are fully vested and exercisable in full), (ii) Company RSU Awards covering an aggregate of 14,549 shares of Company Class A Common Stock, (iii) Company RS Awards covering an aggregate of 5,484,584 shares of Company Class A Common Stock, of which (A) 4,160,673 shares of Company Class A Common Stock are covered by time-vesting Company RS Awards, and (B) 1,323,911 shares of Company Class A Common Stock are covered by performance-vesting Company RS Awards (and in the case of such performance-vesting Company RS Awards, determined based on achievement of target performance goals, which is the maximum level of achievement at which such Company RS Awards are eligible to be earned).
(c)As of the Capitalization Date, the Company has reserved (i) 15,797,601 shares of Company Class A Common Stock under the Company Stock Plans (other than the ESPP) for issuance on exercise, vesting or other conversion to Company Class A Common Stock of incentive awards under the Company Stock Plans (other than the ESPP) and (ii) 1,387,336 shares of Company Class A Common Stock for issuance under the ESPP. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Section 4.05(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option, Company RS Award, and Company RSU Award, including, as applicable, the holder, the date of grant, the maximum number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, the exercise price and expiration date (as applicable) and the vesting schedule (including applicable performance periods, in the case of Company RS Awards).
(d)Except as provided in Section 4.05(a), Section 4.05(b) and for changes since the Capitalization Date resulting from the exercise, vesting or other conversion to Company Class A Common Stock of Company Compensatory Awards outstanding on such date or granted after the date of this Agreement, in each case, as expressly permitted by this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other Equity Securities of the Company, (iii) except as provided on Section 4.05(d) of the Company Disclosure Letter, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) warrants, puts, calls, phantom equity, profit participation, equity appreciation, stock appreciation or similar rights, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)) with respect to the Company or any Equity Securities of the Company.
(e)Each Subsidiary of the Company on the date hereof, the ownership interest of the Company in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary is listed on Section 4.05(e) of the Company Disclosure Letter.

(f)All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its Equity Securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such Equity Security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Securities, and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Subsidiary of the Company.
(g)No dividends or similar distributions have accrued or been declared but are unpaid on any Equity Securities of the Acquired Companies and no Acquired Company is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Equity Securities of the Acquired Companies. Except as set forth on Section 4.05(g) of the Company Disclosure Letter, (i) there are no outstanding obligations, Contracts or commitments of any character relating to any shares of Company Common Stock or other Equity Securities of the Company, including any agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any shares of Company Common Stock or other Equity Securities and (ii) no Acquired Company is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Equity Securities of the Acquired Companies. Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any other Person, corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.
Section 4.06Company SEC Documents; Company Financial Statements; Disclosure Controls.
(a)Since the Company Balance Sheet Date, the Company has filed or otherwise furnished (as applicable) with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated

therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.
(b)The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and interim financial statements included in the Company SEC Documents since December 31, 2020 (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which, if presented, would materially differ from those in the audited consolidated financial statements) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, none of which, if presented, would, individually or in the aggregate, be material to the Acquired Companies, taken as a whole).
(c)The Acquired Companies maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Company Balance Sheet Date, the Company has not identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting and (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
Section 4.07Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) a Company Material Adverse Effect has not occurred, (ii) the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course and (iii) no Acquired Company has taken any action which would have required the prior written consent of Parent pursuant to clauses (i), (iii), (v), (vii), (ix), (xii), (xiii), (xv), (xvii) and (xviii) of Section 6.01 had such actions been taken after the date of this Agreement.
Section 4.08No Undisclosed Liabilities. There is no liability, debt or obligation of or claim against an Acquired Company any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement, violation of Law or misappropriation), (c) incurred in connection with this Agreement or the Transactions, (d) disclosed on Section 4.08 of the Company Disclosure Letter or (e) which would not have a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents. Section 4.08 of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries as of the date hereof.
Section 4.09Company Material Contracts.
(a)Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract, excluding any Plans that are set forth on Section 4.16(a) of the Company Disclosure Letter or not required to be scheduled thereon, to which an Acquired Company is a party, and which falls within any of the following categories:
(i)any joint venture, strategic alliance, partnership or similar agreement that is material to the operation of the Acquired Companies, taken as a whole;
(ii)any Contract that involves annual future expenditures or receipts by an Acquired Company of more than $5,000,000;
(iii)except with respect to indebtedness between or among any Acquired Companies, any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities, (B) any financial guaranty or (c) any interest rate, currency or other swap, forward, future, collar, put, call, floor, cap, option or other similar Contract, in each case of clauses (A) and (B) in excess of $5,000,000 individually;
(iv)any Contract relating to an acquisition, investment, asset purchase, divestiture, merger or similar transaction (A) which the Company has entered into in the past three years or (B) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company;
(v)any material lease, sublease or other Contract with respect to the Leased Real Property;
(vi)any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand;
(vii)any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Subsidiary of the Company;
(viii)any Contract with a Material Customer or Material Supplier;
(ix)any material Contract (A) under which any Acquired Company grants any license or other right to any Person with respect to material Company IP (other than non-exclusive licenses granted to customers or service providers of any Acquired Company in the ordinary course), or receives any license or other right from any Person with respect to any material Intellectual Property Right (other than non-exclusive licenses received by any Acquired Company with respect to commercially available, off-the-shelf Software or Contracts with employees and contractors of any Acquired Company in the ordinary course under which any Acquired Company receives ownership of Intellectual Property Rights), or (B) otherwise affecting in any material respect any Acquired Company’s ability to enforce, own, register, license, use, disclose, transfer or otherwise exploit any material Company IP in any material respect (including any material covenant not to sue, or co-existence or settlement agreement with respect to Company IP);
(x)each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or its Subsidiaries will have any material outstanding obligation after the date of this Agreement; and
(xi)any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act).
Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract (including all material amendments thereto, but excluding any purchase orders issued under a Company Material Contract in the ordinary course of business), as of the date of this Agreement, have been made available by the Company to Parent, or publicly filed with the SEC.
(b)Except as set forth on Section 4.09(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business; (iii) none of the Company or any of its Subsidiaries has received written notice of any violation or default under any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date through the date of this Agreement, no counterparty to a Company Material Contract has notified the Acquired Companies in writing (or, to the Knowledge of the Company, otherwise) that it intends to terminate or not renew a Company Material Contract.
Section 4.10Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.
(a)Except with respect to matters set forth on Section 4.10(a) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies are, and for the past three (3) years have been, in compliance with all Applicable Laws (including Healthcare Laws), (ii) during the past three (3) years no Acquired Company has received any written notice from any Governmental Authority alleging any material noncompliance by such Acquired Company with respect to any such Applicable Law, and (iii) no investigation by any Governmental Authority regarding a violation of any such Applicable Law is pending or, to the Knowledge of the Company threatened in writing.
(b)Except as set forth on Section 4.10(b) of the Company Disclosure Letter, the Acquired Companies hold all regulatory permits, approvals, licenses and other authorizations, including franchises and ordinances issued or granted to the Acquired Companies by a Governmental Authority, including Healthcare Permits (the “Company Licenses”) that are required for the Acquired Companies to conduct their business, as presently conducted, except where the failure to hold such Company Licenses would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, (ii) the Acquired Companies are and during the past three (3) years have been, in compliance with all such Company Licenses; and (iii) to the Knowledge of the Company, there are no actions or Proceedings pending or threatened that would reasonably be expected to result in the revocation or termination of any Company License, and during the past three (3) years, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).
(d)Except with respect to matters set forth on Section 4.10(d) of the Company Disclosure Letter, no Acquired Company: (i) is a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services or a deferred prosecution agreement with the United States Department of Justice, (ii) has a reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority or other Person, or (iii) has been served as a defendant in any qui tam/False Claims Act (31 U.S.C. §3729 et. seq.) litigation during the past three (3) years.
(e)During the past three (3) years, no Acquired Company nor any director, officer, employee or, to the Knowledge of the Company, agent or Affiliated Professional thereof, with respect to actions taken on behalf of any Acquired Company, has been (i) excluded or suspended from participating in any Governmental Healthcare Program, nor, to the Knowledge of the Company, is any such exclusion threatened or pending, or (ii) listed on the System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs. No Acquired Company nor any of their respective directors, officers, employees or, to the Knowledge of the Company, agents or Affiliated Professionals thereof, with respect to actions taken on behalf of any Acquired Company, has been sanctioned pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b during the past three (3) years.
(f)The Acquired Companies have implemented (i) appropriate physical, technical and administrative safeguards to protect Protected Health Information or “PHI” (as defined under HIPAA), (ii) written policies and procedures as required by HIPAA, and (iii) appropriate corrective action to address any material vulnerabilities identified as a result of assessments undertaken by the Acquired Companies as required by HIPAA, during the past three (3) years. Except as set forth on Section 4.10(f) of the Company Disclosure Letter, during the past three (3) years, no Acquired Company has experienced a reportable “breach” of “unsecured PHI” (as defined by HIPAA). During the past three (3) years, no Acquired Company has received written notice from any Governmental Authority or other Person of any allegation regarding its failure to comply with HIPAA. The Acquired Companies have: (x)  de-identified all PHI in accordance with HIPAA regulations and (y) only de-identified PHI to the extent permitted under applicable client agreements, except in the case of (x) or (y), where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)Except as set forth on Section 4.10(g) of the Company Disclosure Letter, the Acquired Companies, including in connection with their collection, storage, transfer, disposition, protection, processing and/or other use of any personally identifiable information, personal information, or personal data (as each term is defined under any applicable Data Privacy and Security Laws, collectively, “Personal Information”), during the past three (3) years, have complied with, and currently is in compliance with, applicable requirements under Applicable

Laws relating to Personal Information or otherwise relating to privacy, security, or security breach notification requirements, including HIPAA, the California Consumer Privacy Act and the General Data Protection Regulation, each as applicable to the Acquired Companies and as amended, and regulations implemented thereunder and applicable similar state Laws, privacy policies publicly published by the Acquired Companies, and the requirements of any Contract to which any Acquired Company is a party (collectively, the “Data Privacy and Security Laws”), in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information they collect from and against unauthorized access, use and/or disclosure. To the Knowledge of the Company, none of the Acquired Companies have received written communication from any Governmental Authority or other Person that alleges that such Acquired Company is not in compliance with any Data Privacy and Security Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there have been no material unauthorized uses of or accesses to Personal Information in any Acquired Company’s possession or control.
(h)The Company and its Subsidiaries are, as of the date of this Agreement, and have in the past five (5) years been in compliance with all Anti-Corruption Laws, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any Subsidiary has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any governmental official or other Person in violation of Anti-Corruption Laws.
(i)Neither the Company nor any Subsidiary, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any Subsidiary is currently, or has been in the past five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Applicable Laws (collectively, “Trade Control Laws”).
(j)In the past five (5) years, neither the Company nor any Subsidiary has (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case (i)-(iii) concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.
Section 4.11Litigation. Except as set forth on Section 4.11 of the Company Disclosure Letter, for the past (3) years, there have been no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other Proceedings at law or in equity or, to the Knowledge of the Company, investigations before or by any Governmenta

l Authority against an Acquired Company or affecting any of their respective assets or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such) that would reasonably be expected to have, individually or in the aggregate. a Company Material Adverse Effect. There is no unsatisfied judgment, Governmental Order or any open injunction binding upon an Acquired Company or any Acquired Company’s assets or properties which would have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12Real Property.
(a)Section 4.12(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property. Except as set forth on Section 4.12(a) of the Company Disclosure Letter, as of the date of this Agreement, an Acquired Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens.
(b)Section 4.12(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases relating to Leased Real Property (the “Real Property Leases”). The Company has delivered or made available to Parent, a true, complete and correct copy of each Real Property Lease (including all amendments, renewals, guaranties and other agreements with respect thereto). Except as set forth on Section 4.12(b) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, (i) an Acquired Company has a legal, valid, binding and enforceable leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Acquired Company has received any written notice from any lessor of such Leased Real Property of, nor does the Company have Knowledge of the existence of, any breach or default, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default by the party that is the lessee or lessor of such Leased Real Property and (iii) no Acquired Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Owned Real Property and the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Acquired Companies.
Section 4.13Intellectual Property.
(a)The Acquired Companies exclusively own and possess all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens) and, to the Knowledge of the Company, have the valid and enforceable right to use all other Intellectual Property Rights used in, or necessary for, the conduct the business of the Acquired Companies as currently conducted (together with all Company IP, collectively, the “Business IP”) except where the failure to so own or have the right to use the applicable Intellectual Property Right would not reasonably be expected to have a Company Material Adverse Effect. None of the material Registered IP is subject to any pending challenge received by any Acquired Company in writing relating to the ownership, registrability, patentability, validity, or enforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities). Except as would not reasonably be expected to have a

Company Material Adverse Effect, the consummation of the Transactions will not impair any right of any Acquired Company in or to any Business IP or Company IT Asset.
(b)To the Knowledge of the Company, no Acquired Company is currently, or was in the past three (3) years, infringing or misappropriating any Intellectual Property Right of any other Person and no Proceeding is pending or, during the three (3) years prior to the date of this Agreement, has been threatened in writing and remains outstanding against any Acquired Company alleging any infringement, misappropriation or other violation by such Acquired Company of any Intellectual Property Rights of another Person, except for any infringement, misappropriation or Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company IP.
(c)The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain all of the material Company IP (including the confidentiality and value of any Company IP which the Acquired Companies holds as a material Trade Secret). Each of the Acquired Companies has and uses commercially reasonable efforts to enforce a policy requiring employees and contractors who have access to material confidential information or material Trade Secrets of the Company or contribute to the development of material Intellectual Property Rights on behalf of the Company to execute agreements containing confidentiality and Intellectual Property Right assignment provisions in favor of the Acquired Companies.
(d)The Acquired Companies take and have taken commercially reasonable steps to prevent the introduction of bugs, disabling codes, spyware, Trojan horses, worms and other malicious code (collectively, “Malicious Code”) into the Company IT Assets that would have a material adverse effect on the operation or use of such Company IT Assets. To the Knowledge of the Company, during the twelve months prior to the date of this Agreement, there have not been any unauthorized use, access to, intrusions or breaches of security with respect to the Company IT Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies own or otherwise have the valid and enforceable right to use all Company IT Assets. The Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures.
(e)To the Knowledge of the Company, no Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that would (i) require, or condition the use or distribution of any Company Product, on the disclosure, licensing, or distribution of any source code for any portion of Company Product, (ii) require that any Company Product be disclosed, licensed or distributed for the purpose of making derivative works, or (iii) require any Company Product to be redistributed at no or minimal charge, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (A) all Company Products operate in all material respects in accordance with their documentation except as would not reasonably be expected to have a Company Material Adverse Effect and (B) there are no defects in any of the Company Products that would prevent the same from performing substantially in accordance with the Acquired Companies’ obligations under written customer Contracts, and (C) there is no Malicious Code in any Company Product, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no source code for any material Company Product has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee or contractor of the Acquired Companies who is subject to confidentiality obligations, and no Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to do so.
(f)Section 4.13(f) contains a complete and accurate list of all (i) Registered IP and (ii) material Company Products owned or purported to be owned by any Acquired Company.
Section 4.14Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts; (b) each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies; (c) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Insurance Policy, and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice, regarding any cancellation or invalidation, premium increase with respect to, or material alteration of coverage under, any Insurance Policy; (d) the Company has filed claims as required under the respective Insurance Policies with insurers with respect to all matters and occurrences for which it has coverage, including those which fall within any self-insured retentions or deductibles; and (e) there are no pending claims submitted by the Company or any of its Subsidiaries as to which coverage has been denied, rejected or disputed by the applicable insurer.
Section 4.15Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;
(b)all Taxes of each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been paid; each Acquired Company has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party;

(c)no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;
(d)there are no audits or examinations by any Governmental Authority ongoing or pending or, to the Knowledge of the Company, threatened with respect to any Taxes of any Acquired Company;
(e)there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);
(f)there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens
(g)none of the Acquired Companies have, within the past two (2) years, been a party to any transaction purported or intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);
(h)no Acquired Company (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract (other than Contracts entered into in the ordinary course of business a principal purpose of which is not related to Taxes), (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group of which the Company is the common parent), or (iii) has any liability for any Tax of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by Contract (other than Contracts entered into in the ordinary course of business a principal purpose of which is not related to Taxes) or as a transferee or successor;
(i)no Acquired Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and
(j)the Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.
Section 4.16Employees and Employee Benefit Plans.
(a)Section 4.16(a) of the Company Disclosure Letter sets forth a complete list of each material Plan. For purposes of this Agreement, Plan shall mean each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive, medical, vision, dental, welfare, post-employment welfare, vacation, paid time off or other compensation or benefit plan, program, policy, agreement or arrangement, in each case, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, required to be sponsored, maintained or contributed to by the Company of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability (collectively, the “Plans”). The Company has made available to Parent true and complete copies of the following, as applicable, with respect to each Plan: (A) current plan and trust documents (including all amendments thereto), (B) the most recent summary plan description and all summaries of material modifications thereto, (C) the current determination or opinion letter received from the Internal Revenue Service and (D) the most recent financial statements and annual reports on Form 5500 (including all attachments and schedules thereto).
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to cause the loss of qualification of any such Plan. Except as would not reasonably result in a material liability to the Acquired Companies, each Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Laws. Neither the Company nor any Subsidiary has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 or the Code and no circumstances exist nor have any events occurred that could reasonably be expected to result in the imposition of any such penalties or Taxes.
(c)No Plan is or was a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and the Company does not sponsor, maintain or contribute to, and has not, within the past six (6) years, sponsored, maintained or contributed to, or had any liability with respect to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code, including as a consequence of at any time having been considered a single employer, with any other Person, under Section 414 of the Code or Section 4001(b) of ERISA. No Plan is or was a “multiple employer plan” (as such term is defined under Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA).
(d)No Plan provides for post-employment welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law, with the covered individual paying the full premium cost (except to the extent the Company or its Subsidiaries are required to subsidize such coverages under Applicable Law), (ii) coverage through the end of the calendar month in which a termination of employment occurs (in accordance with applicable Plan documents and insurance policies) or (iii) pursuant to an applicable agreement, plan or policy set forth on Section 4.16(a) of the Company Disclosure Letter requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination.

(e)Except as set forth on Section 4.16(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) materially increase the amount of compensation or benefits due to any current or former employee, officer, consultant, director or other service provider; (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or require the Company or any Subsidiary to fund amounts due under any Plan; or (iii) give rise to the payment of any amount or provision of any benefit that could, individually or in combination with any other such payment or benefit, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(f)Each Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has at all times been operated all material respects in in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no amount thereunder is, has been or is reasonably expected to be subject to Tax under Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify any current or former employee or other service provider for the imposition of Tax under Section 409A or Section 4999 of the Code.
(g)Except as would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is, and in the past three (3) years has been, no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout, picketing, material grievance, material labor-related arbitration, or other material labor dispute against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, nor bound by, any collective bargaining agreement or other similar Contract with any labor union, labor organization, or works council (each a “CBA”), and, in the past three (3) years, there have been no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. To the Knowledge of the Company, in the past three (3) years, there have been no labor organizing activities with respect to any employees of the Company or any of its Subsidiaries.
(h)Neither the Company nor any of its Subsidiaries is party to a settlement agreement with any employee of the Company or any of its Subsidiaries that involves material allegations of sexual harassment by any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above.
(i)Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company is in compliance with all Applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages.

Section 4.17Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies are and have been in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Acquired Companies have obtained (and are and have been in compliance with) all Company Licenses required under applicable Environmental Laws to permit the Acquired Companies to operate their assets (including in the manner in which they are now operated and maintained) and to conduct the business of the Acquired Companies (including as currently conducted), except where the absence of any such Company License (or failure to so comply) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.17 of the Company Disclosure Letter there are no written claims or notices received by (or pending or, to the Knowledge of the Company, threatened against) the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no release or disposal of, contamination by, or exposure of any Person to any substance, material or waste that would reasonably be expect to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.18Required Vote. Assuming the accuracy of the representation in Section 5.07(c), the Required Company Stockholder Approval is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.
Section 4.19No Brokers. Except for J.P. Morgan Securities LLC and the Special Committee Financial Advisor, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has disclosed to Parent on Section 4.19 of the Company Disclosure Letter the reasonably estimated fee, as of the date hereof, paid or to be paid by the Company in connection with its engagement of J.P. Morgan Securities LLC and the Special Committee Financial Advisor.
Section 4.20Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, in the past three (3) years, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.21Affiliated Practices.
(a)Section 4.21(a) of the Company Disclosure Letter sets forth a true and complete list of each Affiliated Practice, including its name and jurisdiction of organization or formation. To the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Affiliated Practice, (A) is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its state of formation, organization or incorporation, as applicable, and (B) has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.
(b)To the Knowledge of the Company and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Affiliated Professional has all required Healthcare Permits necessary to perform the functions that he or she currently performs for an Affiliated Practice or Acquired Company, as applicable and for such Acquired Company or Affiliated Practice to obtain reimbursement from third-party payors and related fiscal intermediaries with respect to the services provided by such Affiliated Professional on behalf of such Affiliated Practice or Acquired Company.
(c)Section 4.21(c) of the Company Disclosure Letter sets forth a true and complete list of each professional employer organization (PEO).
Section 4.22Material Customers and Suppliers.
(a)Section 4.22(a) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Customers. Except as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Company Balance Sheet Date, no Acquired Company has received any written or, to Knowledge of the Company, oral notice from any Material Customer of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially purchasing services or products from or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies. As used herein, “Material Customer” means, on a consolidated basis, the Acquired Companies’ top ten (10) customers based on the dollar amount of total revenue for the 12-month period ended June 30, 2021 for each of the Company’s provider, pharmacy and insight verticals.
(b)Section 4.22(b) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Suppliers. Since the Company Balance Sheet Date through the date hereof, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice from any Material Supplier of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially providing services or products to or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies. As used herein, “Material Supplier” means, on a consolidated basis, the Acquired Companies’ top ten (10) vendors based on the dollar amount of total payments for the 12-month period ended June 30, 2021.
Section 4.23No Additional Representations or Warranties. Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its

Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Other than claims with respect to fraud, neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.
Article V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub each represent and warrant to the Company:
Section 5.01Corporate Existence and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all corporate power and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.
Section 5.02Corporate Authorization.
(a)Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder, which will be effected by written consent immediately following the execution of this Agreement), and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b)The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution hereof approve and adopt this Agreement.
(c)No vote of, or consent by, the holders of any Equity Securities of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.
Section 5.03Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement and the Schedule 13E-3, (iv) compliance with any applicable rules of Nasdaq, (v) the filing of the CFIUS Declaration and (vi) where failure to take any such actions or filings would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.
Section 5.04Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.05Litigation. As of the date of this Agreement, there are no pending or threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.
Section 5.06No Brokers. Except for Goldman Sachs and Citibank, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions.
Section 5.07Ownership of Company Capital Stock.
(a)Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.
(b)Except as set forth on Section 5.07 of the Parent Disclosure Letter, the Support Agreements or the Rollover Agreements, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (ii) any stockholder of the Company (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal.
(c)Neither Parent, Merger Sub nor any “affiliate” or “associate” (as such terms are used in Section 203 of the DGCL) thereof “own” (within the meaning of Section 203 of the DGCL) or have, within the last three (3) years, “owned” any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).
Section 5.08Financial Capacity. Parent has delivered to the Company true and complete copies of (a) the executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from the Guarantors to provide to Parent on the Closing Date the Equity Financing in cash in an aggregate amount of at least $3,175,000,000 which Equity Commitment Letter provides that the Company is an express third party beneficiary thereto and (b) the executed Debt Commitment Letter. None of the Commitment Letters have been amended or modified prior to the date of this Agreement. The aggregate proceeds of the Debt Financing, the Equity Financing, Company Cash on Hand and the Rollover Amount will be sufficient to consummate the Transactions, including (i) the payment of the aggregate Merger Consideration, Option Consideration and RSU Consideration to which holders of Company Common Stock, Company Options, Company RSU Awards, and Company RS Awards will be entitled at the Effective Time pursuant to this Agreement, (ii) the repayment or refinancing of the Company Credit Agreement and (iii) the payment of all fees and expenses required to be paid by Parent or Merger Sub at Closing in connection with the Transactions. The commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect and, to the Knowledge of Merger Sub, represent valid, binding and enforceable obligations of Parent and each other party thereto (subject to the Enforceability Exceptions) to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Parent or any other party thereto under any term of the Commitment Letters which would reasonably be expected to materially impair or adversely affect the Debt Financing. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any of the Commitment Letters. Except as set forth in the Debt Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.
Section 5.09Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Each of Parent and Merger Sub is solvent as of the date of the Closing Date, assuming (a) the truth and accuracy of the representations and warranties contained in Article IV (without giving effect to any “material”, “materiality”, “Company Material Adverse Effect”, “knowledge” or similar qualifiers or exceptions contained therein), (b) that any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were, and continue to be, reasonable, (c) the Company complies in all material respects with its obligations under this Agreement, (d) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Effective Time, and (e) satisfaction of the conditions to the Parent and Merger Sub’s obligation to consummate the Merger, and each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and become absolute, and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 5.10Ownership of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.11Company Arrangements. Other than as contemplated by this Agreement, the Confidentiality Agreement, the Support Agreements and the Rollover Agreements, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Affiliates of the Company relating in any way to the Transactions or the operations of the Company.
Section 5.12Investment Intention. Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.
Section 5.13No Additional Representations and Warranties. Except for the representations and warranties contained in Article IV, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its

Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.
Article VI.
COVENANTS OF THE PARTIES
Section 6.01Conduct of the Company Pending the Merger.
(a)The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except as (w) set forth on Section 6.01(a) of the Company Disclosure Letter (x) as required by Applicable Law, (y) expressly required by this Agreement or (z) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations, in all material respects, in the ordinary course of business, and (ii) use its commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with employees, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations; provided, however, that no action by the Acquired Companies with respect to matters specifically addressed by any provision of the following sentence shall be deemed a breach of the covenants contained in this sentence unless such action would constitute a breach of such specific provision in the following sentence; provided, further, that the failure by an Acquired Company to take any action prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence. Without limiting the foregoing, and as an extension thereof, except (A) as set forth on Section 6.01(a) of the Company Disclosure Letter, (B) as required by Applicable Law, (C) expressly required in this Agreement, or (D) otherwise with the prior written consent of Parent (such shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, and shall use reasonable efforts to cause each Affiliated Practice not to (as applicable), from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:
(i)amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;
(ii)issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Capital Stock or other Equity Securities, other than (i) shares of Company Common Stock issuable (x) upon exercise of the Company Options set forth on Section 4.05(b) of the Company Disclosure Letter in accordance with their terms or (y) in connection with the vesting and/or settlement of Company RSU Awards set forth on Section 4.05(b) of the Company Disclosure Letter in accordance with their terms, or (ii) grants of Company Options, Company RS Awards and/or Company RSU Awards to new hires or in connection with promotions (with the aggregate and individual grant date fair values of such grants not to exceed the amounts set forth on Section 6.01(a)(ii) of the Company Disclosure Letter);
(iii)establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Common Stock or other Equity Securities of the Company or any of its Subsidiaries;
(iv)other than in the ordinary course of business (x) modify or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract, (y) enter into any Contract that would be a Company Material Contract or a Real Property Lease if in existence on the date hereof, or (z) waive, release or assign any material rights, claims or benefits under any Company Material Contract or Real Property Lease; provided, that the foregoing shall not restrict any such action with respect to any Company Material Contract taken in the ordinary course of business;
(v)sell, assign, transfer, convey, lease or otherwise dispose or create any material Lien on any of the Company’s or its Subsidiaries’ assets or properties, except in the ordinary course of business, or disclose any material Trade Secret (except pursuant to a written confidentiality agreement in the ordinary course of business with reasonable protections);
(vi)except as required by (x) Applicable Law or (y) the terms (as in effect on the date hereof) of a Plan in existence as of the date hereof and set forth on Section 4.16(a) of the Company Disclosure Letter: (i) grant any material change in control or severance or termination or similar pay to (or amend any such existing arrangement with) any current or former employee, director, officer or other individual service provider of any Acquired Company, (ii) modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies, (iii) establish, enter into, adopt, or materially amend or terminate any Plan or any plan, program, policy, agreement or arrangement that would be a Plan if in effect on the date hereof (which, for the avoidance of doubt, excludes offer letters for “at will” employment with employees with total annual compensation less than $300,000 that do not deviate in any material respect from the standard form offer letter previously provided to Parent, do not provide for any severance, change in control or similar benefits, are terminable upon notice without liability and are entered into in the ordinary course of business consistent with past practice), (iv) accelerate the timing of vesting, payment or funding of, or materially increase, any compensation (including any Company Compensatory Award), bonus, commission or other benefits payable or provided to any current or former employee, director, officer or any individual service provider of any Acquired Company, or (v) hire or terminate any individual with total annual compensation greater than $300,000;

(vii)other than the Merger contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company, except with respect to any wholly owned Subsidiary of the Company;
(viii)make any material loans or material advances of money to any Person (other than for transactions among the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for expenses or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business;
(ix)implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar action, to the extent such actions implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar Laws;
(x)waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(xi)(A) make, change or rescind any material Tax election, file any amended Tax Return with respect to any material Tax (except as contemplated pursuant to Section 6.23), adopt or change any annual Tax accounting period or method of Tax accounting, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim, or knowingly take or fail to take any action that would reasonably be expected to delay receipt by the Acquired Companies of, a material Tax refund or credit, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than an extension in the ordinary course), in each case, to the extent such action would reasonably be expected to have an adverse and material effect on Parent or the Acquired Companies or (B) except as required or permitted by GAAP, change any material accounting principles, methods or practices;
(xii)split, combine or reclassify any Equity Securities of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries, other than ordinary course repurchases in connection with the termination of any employee or service provider;
(xiii)make or commit to any capital expenditures in excess of $5,000,000 in any individual payment, or $10,000,000 in the aggregate, except as disclosed on Section 6.01(a)(xiii) of the Company Disclosure Letter or pursuant to the Company’s annual capital expenditures budget;

(xiv)make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof or any divestiture of any of the Company’s Subsidiaries or any material assets thereof;
(xv)incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for or grant any Lien on any assets of the Acquired Companies with respect to, the obligations of any Person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables, immaterial capital lease obligations incurred in the ordinary course of business, or obligations issued or assumed as consideration for services or property, including inventory), in each case in excess of $2,500,000;
(xvi)except as required by GAAP, make any material changes to any Acquired Company’s accounting policies or principles;
(xvii)compromise, settle or agree to settle any claims (A) involving amounts in excess of $250,000 individually or $1,500,000 in the aggregate or (B) (x) with respect to any obligations of criminal wrongdoing, (y) that would impose any material non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time or (z) involving an admission of guilt or liability by the Company or any of its Subsidiaries;
(xviii)enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;
(xix)(x) fail, cancel, reduce, terminate or fail to maintain insurance coverage under material insurance policies (other than replacements thereof providing similar coverage on substantially similar terms) or (y) fail to file claims in a timely manner as required under the Insurance Policies with respect to all material matters and material occurrences for which it has coverage; or
(xx)commit, enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).
Notwithstanding anything to the contrary in this Agreement: (i) any action taken, or omitted to be taken, by any of the Acquired Companies in good faith pursuant to any Applicable Law or any other directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other similar restrictions that relate to or arise out of COVID-19 shall in no event be deemed to constitute a breach of this Section 6.01(a). The Acquired Companies shall, to the extent practicable under the circumstances, notify Parent in writing before taking any such action and reasonably consult with Parent with respect thereto.
(b)Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02Non-Solicitation
(a)Except as otherwise expressly permitted by this Section 6.02, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall instruct and direct, and use its reasonable best efforts to cause, its other Representatives to:
(i)from the execution of this Agreement (x) immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal and (y) take the necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring or who make an Acquisition Proposal after the execution of this Agreement, of the obligations set forth in this Section 6.02(a) and (z) promptly (and in any event within two (2) Business Days of the date hereof), request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return or destroy all confidential information concerning the Company and its Subsidiaries provided by the Company and its Subsidiaries or Representatives to such Third Party or any of its Representatives with respect thereto and ensure that no such Third Party has any continued access to any electronic data room; and
(ii)from and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, not to, directly or indirectly (A) solicit, initiate, seek, propose, or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue, initiate or otherwise participate in any discussions or negotiations with, or furnish any non-public information or data relating to the Acquired Companies to, or afford access to the properties, books, records, officers or personnel of the Acquired Companies to, any Third Party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any Third Party with respect to the Acquired Companies to allow such Third Party to submit an Acquisition Proposal if the Company Special Committee has determined that failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement or Contract with respect to or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, breach or fail to consummate the Transactions (an “Alternative Acquisition Agreement”), or (E) resolve, commit or agree to do any of the foregoing.

(b)Notwithstanding anything to the contrary contained in Section 6.02(a) but subject to compliance with the other provisions of this Section 6.02, if, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval (i) the Company has received a written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(a) and that is not withdrawn and (ii) the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee determines in good faith, after consultation with its financial and outside legal advisors (including the Special Committee Financial Advisor), that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) the Company Special Committee determines in good faith, after consultation with outside counsel, that failure to take the actions contemplated by clauses (A) and (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may, subject to the execution of a customary confidentiality agreement with such Third Party that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 6.02 (each, an “Acceptable Confidentiality Agreement”) (A) furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and (B) engage in discussions and negotiations with such Third Party with respect to the Acquisition Proposal; provided, that any non-public information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after it is made available to such Third Party. Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board (upon the recommendation of the Company Special Committee) or the Company Special Committee having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to (i) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such Third Party solely to, and only to the extent necessary to, determine whether such inquiry or proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (ii) inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.02.
(c)Except as expressly permitted by this Section 6.02(or Section 6.02(d), neither the Company Board nor the Company Special Committee, as applicable, shall (i) withhold, withdraw, modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal; (iii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve or recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal; (iv) following receipt by the Company of an Acquisition Proposal, fail to reaffirm publicly the Company Board

Recommendation within five (5) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly, provided that, other than any reaffirmation following receipt of an Acquisition Proposal, Parent may only request one (1) reaffirmation (provided that any Acquisition Proposal that is modified in any material respect shall be considered a new and separate Acquisition Proposal for purposes of this Section 6.02(c)); (v) make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors of the Company (or the Company Special Committee, if applicable) pursuant to Rule 14d-9(f) of the Exchange Act provided that the Company does not make any recommendation or public statement in connection therewith other than a recommendation against any Acquisition Proposal (any of the actions described in clauses (i) through (v) of this Section 6.02(c), an “Adverse Recommendation Change”), or (vi) authorize, cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Required Company Stockholder Approval, but not after, the Company Board (upon the recommendation of the Company Special Committee) shall be permitted, so long as the Company is not in material violation of this Section 6.02 and subject to compliance with Section 6.02(d), (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 8.01(h) and/or (y) to effect an Adverse Recommendation Change or Notice of Adverse Recommendation Change in connection with such Superior Proposal.
(d)The Company Board or the Company Special Committee, as applicable, shall only be entitled to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) if, prior to the time the Required Company Stockholder Approvals are obtained, but not after:
(i)(A) the Company has provided, at least three (3) Business Days advance written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action in response to a Superior Proposal pursuant to Section 6.02(c) (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes, as applicable, written notice of the material terms of such Superior Proposal which enabled the Company Board or the Company Special Committee, as applicable, to make the determination that the Acquisition Proposal is a Superior Proposal, the identity of the Person who made such Superior Proposal and which notice shall attach the most current version of the relevant transaction agreement, and, if applicable, copies of all relevant documents relating thereto including any related financing commitments, (B) during the three (3) Business Day period following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Commitment Letters and Guaranty so that such Superior Proposal ceases to constitute a Superior Proposal; and (C) following the end of the three (3) Business Day period described in the preceding clause (B), the Company Board (upon the recommendation of the Company Special Committee) shall have determined in good faith, after consultation with its financial and outside legal advisors (including the Special Committee Financial Advisor), taking into account any changes to this Agreement and the Commitment Letters and Guaranty irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal; provided, however, that in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any material respect by the party making such Acquisition Proposal, the Company shall provide written notice of and the material terms with respect to such modified Acquisition Proposal to Parent and shall again comply with this Section 6.02(d) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change or effecting a termination pursuant to Section 8.01(h) (and shall do so for each such subsequent amendment or modification).
(ii)(A) an Intervening Event has occurred; (B) the Company Board (upon the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s financial and outside legal counsel (including the Special Committee Financial Advisor), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; (C) prior to effecting an Adverse Recommendation Change, the Company Board (or the Company Special Committee, if applicable) has provided, at least three (3) Business Days’ advance written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and the reasons for the Company taking such action; (D) during such three (3) Business Day period following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and Guaranty in response to such Intervening Event; (E) following the end of such three (3) Business Day period described in the preceding clause (D), the Company Board (upon the recommendation of the Company Special Committee) shall have determined in good faith, after consultation with its financial and outside legal advisors (including the Special Committee Financial Advisor), taking into account any changes to this Agreement, the Commitment Letters and Guaranty irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any material respect or another Intervening Event occurs, the Company shall provide written notice of such modified or other Intervening Event to Parent and shall again comply with this Section 6.02(d)(ii) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change.
(e)From and after the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, (i) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after (x) receipt of any Acquisition Proposal by the Company or any of its Subsidiaries or Representatives or (y) any request for non-public information or inquiry or any discussions or negotiations are sought to be initiated with, the Company or any of its Subsidiaries or Representatives in connection with a potential Acquisition Proposal, the Company shall provide Parent with written notice, which notice shall include, in the case of clause (x), the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments), and in the case of (y) the identity of the Person seeking such information or discussions or negotiations, and (ii) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall provide Parent with written notice within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification or proposed modification (including, if applicable, copies of any written documentation reflecting such modification or proposed modification). The Company shall keep Parent reasonably informed of the status of the discussions or negotiations referenced in clauses (i) and (ii) above.
(f)Nothing contained in this Agreement shall prohibit the Company or the Company Board (upon the recommendation of the Company Special Committee), directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto; provided that the foregoing shall in no way eliminate or modify the effect that any such statement or disclosure would otherwise have under this Agreement.
(g)Any breach of this Section 6.02 by any director, officer or Subsidiary of the Company or any action by any Representative acting on the Company’s behalf in breach of this Section 6.02 will be deemed to be a breach of this Agreement by the Company.
Section 6.03Appropriate Action; Consents; Filings.
(a)The Company, Parent and Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust Law and the CFIUS

Authorities, or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any action or Proceeding by any Governmental Authority (including those in connection with the Antitrust Laws and the CFIUS Authorities), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii)(A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make, and use commercially reasonable efforts to cause its direct or indirect shareholders to make (to the extent required by Applicable Law), all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, (B) as promptly as reasonably practicable after the date hereof, make, and use commercially reasonable efforts to cause its direct or indirect shareholders to make (to the extent required by Applicable Law), all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Antitrust Laws and the CFIUS Authorities, and (C) as promptly as reasonably practicable after the date hereof, make, and use commercially reasonable efforts to cause its direct or indirect shareholders to make (to the extent required by Applicable Law), all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions.
(b)Without limiting the generality of anything contained in this Section 6.03, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (iv) respond as promptly as practicable to any additional requests for information received by any party from any Antitrust Authority any other Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03(a); and (v) use reasonable best efforts to (A) obtain termination or expiration of the waiting period under the HSR Act, CFIUS Clearance and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws, including any other applicable Antitrust Laws and (B) prevent the entry in any action or Proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. Parent shall take the lead with respect to (w) the scheduling of, and strategic planning for, any meeting with any Governmental Authority under the HSR Act or any other Applicable Law, (x) the making of any filings under the HSR Act or any other Applicable Law, (y) the process for the receipt of any necessary approvals and (z) the resolution of any investigation or other inquiry of any such Governmental Authority. Each party hereto will consult and reasonably cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the

Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Proceeding.
(c)Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent shall cooperate in good faith with the Governmental Authorities and shall undertake promptly any and all action to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business (a “Regulatory Remedy Action”) and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date. Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to make additional commitments to, or agreements with, Governmental Authorities to delay the Closing following the expiration or termination of the waiting period under the HSR Act or any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date (but in no event to delay the Closing beyond the End Date) if such delay is reasonably necessary in order to prevent a Governmental Authority from continuing to investigate the Transactions, imposing conditions or remedies with respect to the Transactions or commencing a Proceeding.
(d)Parent shall be solely responsible for and pay all costs incurred in connection with obtaining any consents or approvals of the type described in this Section 6.03.
Section 6.04Proxy Statement; Company Stockholder Meeting.
(a)As promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall use reasonable best efforts to prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and the Company and Parent shall jointly prepare and file a Schedule 13E-3 with the SEC. Except as contemplated by Section 6.02, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Proxy Statement shall include all material disclosure relating to the Special

Committee Financial Advisor as required by Applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E-3 or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement or Schedule 13E-3, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement or Schedule 13E-3. The Company shall use its commercially reasonable efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than ten (10) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement. Prior to filing or mailing the Proxy Statement or Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by Applicable Law and shall include any such comments reasonably proposed by Parent; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent in the event of an Adverse Recommendation Change.
(b)Parent shall, as promptly as practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may be requested in writing by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and reasonably cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon written request of the Company, reasonable best efforts to confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)In accordance with the Company’s organizational documents and the requirements of the NASDAQ, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(c) and the timing contemplated in Section 6.04(a)), (x) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Company

Stockholder Meeting a Proxy Statement and all other proxy material (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental, or supplemented proxy material, and, if required in connection there with, re-solicit proxies. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (and in no event later than the thirtieth (30th) day following the first mailing of the Proxy Statement to the stockholders of the Company); provided, however, that the Company may, with the written consent of Parent, postpone, recess or adjourn the Company Stockholder Meeting (and shall postpone, recess or adjourn the Company Stockholder Meeting at the request of Parent in the event of clauses (ii), (iii) or (iv) of this Section 6.04(c)): (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board (acting on the recommendation of the Company Special Committee) has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws or fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless the Company Board (acting on the recommendation of the Company Special Committee) shall have effected an Adverse Recommendation Change, the Company shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and to solicit the Required Company Stockholder Approval. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Capital Stock for the purpose of obtaining the Required Company Stockholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act and (iii) adjournment of the Company Stockholder Meeting shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Capital Stock at the Company Stockholder Meeting.

(d)If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E-3, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement or Schedule 13E-3 which shall have become false or misleading.
(e)The Company covenants and agrees that the Proxy Statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, in each case including any amendments or supplements thereto) at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger or Schedule 13E-3, when it is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to (i) statements therein relating to Parent and its Affiliates, including Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement or (ii) any financial projections or forward-looking statements. The Proxy Statement and Schedule 13E-3 (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.
(f)Parent covenants and agrees that the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
Section 6.05Access to Information. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Acquired Companies by Third Parties that may be in the Acquired Companies’ possession from time to time, from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives and Debt Financing Sources reasonable access, during normal business hours, in such manner as to not interfere in any material respect with the normal operation of the Acquired Companies, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to any Acquired Company if the Transactions are not consummated, (ii) violate Applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (iii) jeopardize any attorney-client or other legal privilege, in each case, so long as that the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to violate Applicable Law, breach such confidentiality obligations, cause such competitive harm, breach such confidentiality obligations or jeopardize such attorney-client or other legal privilege; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any of the Acquired Companies’ properties. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.
Section 6.06Confidentiality; Public Announcements. Except as otherwise expressly contemplated by Section 6.02(f) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company, the Company Special Committee or the Company Board under Section 6.02), prior to any Adverse Recommendation Change, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may (in the opinion of outside counsel) be required by Applicable Law, Governmental Order or applicable stock exchange rule or any listing agreement of any party hereto. Notwithstanding anything to the contrary set forth therein or herein, the parties agree that the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate effective as of the Closing and will be of no further force or effect. Before any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries to be publicly disclosed, posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of the Company, could reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger (a “Merger Communication”) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other Third Party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant, as a script in discussions or meetings with any such Third Parties, the Company shall (or shall cause any such participant to) reasonably determine in good faith whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act and shall promptly inform Parent of such determination. The Company shall (or shall cause any such participant to)

give reasonable and good faith consideration to any comments made by Parent and its counsel on any such Merger Communication.
Section 6.07Indemnification of Officers and Directors.
(a)From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer and employee of the Acquired Companies against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements as in effect on the date of this Agreement and that have been made available to Parent (an “Indemnification Agreement”) or other organizational documents of the Company and its Subsidiaries in effect on the date of this Agreement to indemnify such person. Parent also agrees to promptly advance expenses as incurred by each present and former director, officer and employee of the Acquired Companies to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, Indemnification Agreements or other organizational documents of the Company and its Subsidiaries in effect on the date of this Agreement to advance expenses incurred by such Person upon receipt of a written undertaking by such Person or on such Person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Person is not permitted to be indemnified under applicable Law, organizational documents of the Company and its Subsidiaries or Indemnification Agreement. Without limiting the foregoing, Parent shall cause the Surviving Corporation (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in the Acquired Companies’ respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Acquired Companies’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of Applicable Law and the certificates of incorporation, bylaws, Indemnification Agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.
(b)For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Company may and (if the Company does not) Parent and the Surviving Corporation shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any Proceeding is asserted or made against those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on or prior to the sixth (6th) year anniversary of the Effective Time, any insurance required to be maintained under this Section 6.07 shall be continued in respect of such claim until the final disposition thereof; provided, further, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate or total premium amount in excess of 350% of the amount per annum the Company paid for such coverage in its last full fiscal year.
(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.07. In addition, Parent and the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.07.
Section 6.08Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company RS Awards, Company RSU Awards or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.
Section 6.09Stockholder Litigation. The Company shall keep Parent reasonably informed on a current basis regarding any stockholder litigation or similar Proceeding against the Company or its directors or officers relating to the Transactions (the “Merger Litigation”), whether commenced prior to or after the execution and delivery of this Agreement. The Company shall give Parent (a) the right to review and comment on all filings or responses to be made before such filings or responses are made by the Company in connection with the Merger Litigation (and the Company shall in good faith take such comments into account) and (b) the opportunity to participate, at its expense, in the defense or settlement of any such Merger Litigation, and the Company shall not settle, or offer to settle, any such Merger Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
Section 6.10Employee Matters.
(a)Prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain an Employee Acknowledgement and Release from each employee holding any

Company RS Awards, which release, for the avoidance of doubt, shall include a release of all applicable claims against the Company and its Subsidiaries and Affiliates. The Company shall, within a reasonable period of time, provide Parent with a copy of each such executed Employee Acknowledgement and Release once obtained.
(b)In event the Closing Date occurs prior to the payment of annual bonuses under the Company’s 2021 annual bonus program, Parent and its Affiliates shall cause each Continuing Employee to be paid such Continuing Employee’s 2021 annual bonus pursuant to the terms and conditions set forth in such 2021 annual bonus program previously made available to Parent and set forth on Section 4.16(a) of the Company Disclosure Letter. Such 2021 annual bonuses shall be paid no later than the earlier of the date on which such 2021 annual bonuses would have otherwise been paid in accordance with the terms of the 2021 Bonus Program and the date required by Code Section 409A, subject to the Continuing Employee’s continued employment through the payment date; provided, however, that a Continuing Employee shall remain entitled to such Continuing Employee’s 2021 annual bonus if such Continuing Employee is terminated without “cause” or resigns for “good reason” (each, as defined in the employee’s employment agreement, the Executive Change in Control Severance Plan or the Company Stock Plans, as applicable), in either event, prior to the payment date, subject to such Continuing Employee’s execution and non-revocation of a general release of claims in favor of the Company, Parent and each of their respective Subsidiaries and Affiliates.
(c)The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other compensation or benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Plans or other employee benefit plans or arrangements.
Section 6.11Third Party Consents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Company License to which the Company or any of its Subsidiaries is a party. Prior to the Closing, at the written request of Parent, the Company will use its commercially reasonable efforts to obtain consent under any Contract to which the Company or its Subsidiaries is a party to the extent required so that no default (or right of termination) exists or arises thereunder in connection with or as a result of or following the Merger.
Section 6.12Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with this Agreement or the Transactions, and (iii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions; provided, however, that delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.
Section 6.13Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.
Section 6.14Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.
Section 6.15Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, Parent and Merger Sub:
(a)shall not amend or otherwise change, in any material respect, any of Parent’s organizational documents, except as may be agreed in writing by the Company;
(b)shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) delay or prevent the consummation of the Transactions; and

(c)shall not prior to the End Date, enter or agree to enter into any definitive agreement for the acquisition of any business or Person or take or agree to take any other action which, in either case, would reasonably be expected to materially interfere with their ability to pay or make available to the Paying Agent and the Company immediately prior to the Effective Time funds sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration, any amounts payable pursuant to Section 3.05, the payment of all associated costs and expenses, or that otherwise would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Transactions.
Section 6.16Financing Cooperation.
(a)Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to provide (or cause its Subsidiaries to provide) such cooperation in connection with the arrangement of the Financing as is reasonably requested by Parent; provided, that the Company shall in no event be required to provide (or cause its Subsidiaries to provide) such assistance that in the good faith judgment of the Company shall unreasonably interfere with its or its Subsidiaries’ business operations. Such assistance shall include using its commercially reasonable efforts to assist Parent in connection with arranging the Debt Financing, including using commercially reasonable efforts to do the following, each of which shall be at Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:
(i)deliver to Parent the Debt Financing Deliverables; and
(ii)facilitate and assist in the preparation and negotiation of the Debt Financing Documents, including one or more credit agreements, pledge and security agreements, guarantees, certificates (including a solvency certificate) and other definitive financing documents as may be reasonably requested by Parent (including furnishing all (A) information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates and (B) stock certificates and any other pledged collateral to the extent held by the Company and its Subsidiaries); provided that (x) the foregoing documentation (or, as applicable, the pledge of such pledged collateral) shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date, (y) cooperating in satisfying the conditions precedent set forth in any definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control of, the Company, its Subsidiaries or their respective representative and (z) in no event shall the Company or any of its officers, director or employees be required to approve, ratify or execute any of the Debt Financing Documents prior to consummation of the Merger (unless contingent on the consummation of the Merger);
provided that (v) neither the Company nor any of its Affiliates will be required to make any filings with the SEC in connection with the Financing (other than the Proxy Statement and Schedule 13E-3), (w) nothing in this Section 6.16 shall require any such action to the extent it would (1) unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement or (2) require the Company, any Company Party or their respective Representatives or financing sources to execute, deliver or enter into, or perform any Debt Financing Document prior to the Closing, (x) none of the board of directors (or other similar governing body) of any Acquired Company shall be required to adopt resolutions approving the Debt Financing Documents prior to the Closing and consummation of the Merger (and any such adoption or approval at Closing shall be performed by such board of directors (or other similar governing body) as constituted after the Effective Time and Closing), (y) the Company’s obligations under this Section 6.16 shall be subject to the Financing Related Persons (as applicable) being bound by confidentiality agreements in accordance with customary market practice, and (z) none of the Acquired Companies shall be required to provide any information to the extent it would (1) cause significant competitive harm to any Acquired Company if the Transactions are not consummated, (2) violate Applicable Law or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party, (3) jeopardize any attorney-client or other legal privilege or (4) violate any applicable confidentiality obligation of any Acquired Company so long as that the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause such competitive harm, violate Applicable Law or Contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation.
(b)The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority) and no such materials shall contain information that would result in the requirement to make any filing with the SEC; provided, that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions, authorization and representation letters or take any action that (in its good faith determination) could result in liability to it or its officers or directors in connection with the Financing.
(c)Parent shall indemnify and hold harmless the Acquired Companies, and each of their respective directors, officers and employees, from and against any and all losses incurred in connection with the Financing or any information, assistance or activities provided in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Acquired Companies, including financial statements or (ii) the gross negligence, bad faith, willful misconduct or intentional misrepresentation of the Acquired Companies or any of their respective employees or Representatives. Parent shall reimburse the Acquired Companies for any reasonable, documented out-of-pocket third party costs and expenses incurred by the Acquired Companies and each of their respective directors, officers and employees in connection with the Financing or such assistance.
(d)Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.16, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s Willful Breach of its obligations under this Section 6.16.
Section 6.17Financing.
(a)Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain and consummate the Debt Financing on or prior to the Closing Date, including, but not be limited to, using commercially reasonable efforts with respect to the following items: (i) maintaining in effect the Commitment Letters; (ii) [reserved]; (iii) satisfying on a timely basis (or if available, obtain waivers of) all Financing Conditions applicable to Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter or on such other terms acceptable to Parent and the Financing Sources; (v) in the event that the conditions set forth in Section 7.01 and Section 7.02 and the Financing Conditions have been satisfied or, upon funding would be satisfied, use commercially reasonable efforts to cause the Financing Sources to fund the full amount of the Debt Financing and the Guarantors to fund the full amount of the Equity Financing; and (vi) enforcing Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event (including by seeking damages or taking other enforcement actions, including seeking an order of specific performance).
(b)Parent shall give the Company prompt notice of any breach or repudiation by any party to any Commitment Letter of which Parent or its Affiliates becomes aware. Without limiting Parent’s other obligations under this Section 6.17, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use its commercially reasonable efforts to obtain alternative financing from the original Financing Sources or alternative Financing Sources (on terms containing no new or additional conditions to the consummation of such financing; provided that the Parent and Merger Sub shall not be required to (x) pay any fees in excess of those contemplated by the Debt Commitment Letter or (y) agree to economic terms that are materially less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter as in effect of the date hereof), in an amount after giving effect to all other sources then available sufficient to pay the aggregate Merger Consideration, Option Consideration and RSU

Consideration pursuant to this Agreement, refinance the Company Credit Agreement and consummate the other Transactions, as promptly as practicable following the occurrence of such event, and (iii) use its commercially reasonable efforts to obtain, and when obtained, provide the Company with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to the Financing Conditions. Neither Parent nor any of its Affiliates shall, without the prior consent of the Company, amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document except for substitutions and replacements pursuant to the immediately preceding sentence. Parent shall consult with and keep the Company informed on a reasonably current basis and in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing. Parent shall not take any action that would reasonably be expected to materially delay past the End Date or prevent the consummation of the Transactions, including the Debt Financing. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.
Section 6.18Termination of Company Credit Agreement.
(a)At least two (2) Business Day prior to Closing, the Company shall deliver to Parent an executed Payoff Letter in customary form for the Company Credit Agreement and customary Lien releases and other security release and termination documentation (collectively, in form and substance reasonably satisfactory to Parent and its Financing Sources, the “Payoff Documentation”), to allow for the payoff, discharge and termination of such indebtedness and the security interests and guarantees thereto no later than Closing.
(b)Contemporaneously with the Closing, Merger Sub shall pay (or cause to be paid) to the lenders under the Company Credit Agreement the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of the Acquired Companies outstanding under the Company Credit Agreement and to terminate the commitments thereunder.
Section 6.19Resignation of Directors and Officers. At the Closing, except as otherwise may be agreed in writing by Parent, the Company shall deliver to Parent the resignation of all of the members of the Board of Directors of the Company who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at the Effective Time.
Section 6.20Termination of Contracts. At the Closing, except as otherwise may be agreed in writing by Parent, the Company shall deliver to Parent customary documentary evidence of the termination of the Contracts set forth on Section 6.20 of the Company Disclosure Letter.
Section 6.21Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the

Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute and Section 203 of the DGCL on the Merger and the Transaction. Unless this Agreement is otherwise terminated pursuant to Section 9.1, no Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Special Committee for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.
Section 6.22CFIUS Matters.
(a)    Within ten (10) Business Days of the date of this Agreement, unless otherwise agreed by the parties in writing, the parties shall file with CFIUS a declaration as contemplated under 31 C.F.R. §800.401 (the “CFIUS Declaration”) in accordance with the CFIUS Authorities.
(b)    The parties shall supply, as promptly as practicable (and in any event, within the timeframe required by CFIUS, including any extensions) any certification, additional information, documents or other materials in respect of the CFIUS Declaration or the Transactions that may be requested by CFIUS in connection with its assessment process.
(c)    The parties shall cooperate with each other in connection with resolving any investigation or other inquiry of CFIUS or any other Governmental Authority related to the review processes for the CFIUS Clearance, including by (i) allowing each other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions to CFIUS (subject to redactions to preserve business confidential information), (ii) promptly informing each other of any communication received by the parties, or proposed to be given by the parties to CFIUS, by promptly providing copies to the other party of any such written communication, and (iii) permitting each other to review in advance any written or oral communication that the parties propose to give to CFIUS, and consulting with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS.
Section 6.23Transaction Tax Deductions. Prior to Closing, the Acquired Companies (i) shall use commercially reasonable efforts to promptly obtain any material income Tax refunds or credits to which they may be entitled, including any such Tax refunds or credits (A) described in Sections 15.5(a) and 15.5(b) of that certain Agreement and Plan of Merger, dated as of March 6, 2018, by and between the Company, New Heights Merger Corporation, Butler Group Holdings, Inc. and Shareholder Representative Services, LLC (the “Ability Merger Agreement” and such Tax refunds or credits, the “Ability Tax Refunds”) and (B) arising from the carryback of net operating losses or other Tax attributes of the Acquired Companies permitted under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), and (ii) shall not make any Tax Benefit Payments (as defined in the Ability Merger Agreement) in respect of any Ability Tax Refund until actual receipt thereof by the Acquired Companies, and shall otherwise not make any Tax Benefit Payments until the latest date permitted under the Ability Merger Agreement.
Article VII.
CONDITIONS TO THE TRANSACTION
Section 7.01Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties and in the case of the Company, upon the approval of the Company Special Committee, if permissible under Applicable Law and other than the condition set forth in Section 7.01(a), which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:
(a)Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company.
(b)Regulatory Approvals. (i) the waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date, shall have been terminated or expired and (ii) the CFIUS Clearance shall have been obtained.
(c)No Injunction. The consummation of the Merger shall not then be enjoined, restrained or prohibited by any Proceeding, Governmental Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any Governmental Authority. No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.
Section 7.02Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by each of Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:
(a)Representations and Warranties.
(i)Each of the representations and warranties made by the Company in Sections 4.01(a) (Corporate Existence and Power), 4.02 (Corporate Authorization) and Section 4.18 (Required Vote) (collectively, the “Company Fundamental Representations”) shall be true and correct in all material respects, in each case, at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date;

(ii)Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) and the representations and warranties made by the Company in Section 4.05, 4.07(i) and 4.19 shall be true and correct in all respects, in each case, at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(iii)Each of the representations and warranties made by the Company in Sections 4.05 and 4.19 shall be true and correct in all respects, except for de minimis inaccuracies, in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date; and
(iv)The representation and warranty made by the Company in Section 4.07(i) shall be true and correct in all respects.
(b)Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(d)Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.
Section 7.03Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:
(a)Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement (without giving effect to any references to materiality qualifications) shall be true and correct in all respects, in each case, at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, in each case, (i) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (ii) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement.

(b)Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.
Section 7.04Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform any of its material obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by its failure to perform any of its material obligations under this Agreement.
Article VIII.
TERMINATION
Section 8.01Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted below), only as follows:
(a)by mutual written agreement of the Company (upon approval of the Company Special Committee) and Parent;
(b)by either the Company (upon approval of the Company Special Committee) or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on January 16, 2022 (the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date; provided, further, that if any of the conditions to the Closing set forth in Section 7.01(b) (solely as it relates to the HSR Act or the CFIUS Clearance) or Section 7.01(c) (solely with respect to any Proceeding, Governmental Order, judgment, decree, injunction or ruling relating to the HSR Act or the CFIUS Clearance) has not been satisfied or waived on or prior to January 16, 2022, but all other conditions to Closing set forth in Article VII have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date), then the End Date shall automatically and without the need for any further action by any Person become 5:00 p.m. (New York Time) on April 16, 2022;
(c)by either the Company (upon approval of the Company Special Committee) or Parent, if any Governmental Authority shall have issued, promulgated or enacted prior to the Effective Time (i) any Law that prohibits or makes illegal the consummation of the Merger or

(ii) any Governmental Order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Merger, and such Governmental Order, decree or ruling shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such order, decree or ruling;
(d)by either the Company (upon approval of the Company Special Committee) or Parent, if the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and the Required Company Stockholder Approval shall not have been obtained;
(e)by Parent, (i) if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.02(a) and Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure prior to the End Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such Terminating Company Breach shall not have been cured during such period or prior to the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in material breach of any of its material obligations under this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.01(f);
(f)by the Company (upon approval of the Company Special Committee), (i) if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 7.03(a) and 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure prior to the End Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such Terminating Parent Breach shall not have been cured during such period or prior to the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of any of its material obligations under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.01(e);
(g)by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(g) shall expire upon receipt of the Required Company Stockholder Approval;
(h)by the Company (upon approval from the Company Special Committee), at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that, prior to any such termination (i) the Company Board (or Company Special Committee, as applicable)

authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.02, (ii) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal, (iii) the Company has complied in all material respects with, and is not in material breach of, the provisions of Section 6.02 and (iv) that the Company pays to Parent (or one or more of its designees) the Company Termination Fee prior to or concurrently with such termination; or
(i)by the Company (upon approval from the Company Special Committee), if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than conditions which are to be satisfied by actions taken at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) have been and continue to be satisfied, (ii) the Company has notified Parent in writing that all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or, with respect to the conditions set forth in Section 7.02, validly waived (or would be satisfied or validly waived if the Closing were to occur on the date of such notice and other than the conditions set forth in Section 7.01(a) which may not be waived by any party) and it stands ready, willing and able to consummate the Merger at such time, (iii) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating that the Company’s intention is to terminate this Agreement pursuant to this Section 8.01(i) and (iv) Parent fails to consummate the Closing at the end of such three (3) Business Day period;
(j)The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.
Section 8.02Effect of Termination. Except as otherwise expressly set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or the Financing Related Persons or any of their respective Affiliates, officers, directors or stockholders, other than (subject to Section 8.03) liability of the Company, Parent or Merger Sub, as the case may be, for fraud or any Willful Breach of this Agreement occurring prior to such termination; provided, that notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 8.02), in no event shall the Parent Parties have any monetary liability or obligation under this Agreement in the event this Agreement is validly terminated pursuant to Section 8.01 (including any monetary liability or obligation pursuant to Section 6.16(c), Section 6.17, this Section 8.02 or Section 8.03) in an aggregate amount greater than the sum of (i) the amount of the Parent Termination Fee and (ii) $7,500,000 (such sum, the “Parent Liability Limit”). Subject to the previous sentence, in determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by such party or, in the case of the Company, the holders of Company Common Stock (taking into consideration relevant matters, including the total amount payable to such holders under this Agreement, lost stockholder premium, and the time value of money), which shall be deemed to be damages payable to such party. The provisions of Sections 6.06, 6.16(c), 8.02, 8.03, Article IX and the Confidentiality Agreement, shall survive any termination of this Agreement.
Section 8.03Expenses; Termination Fee.
(a)Except as set forth in Section 6.03 and this Section 8.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that in the event that the Transactions are not consummated, Parent shall pay all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries; provided, further, that except as set forth in Section 3.02(e), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.
(b)Company Termination Fee. If, but only if, this Agreement is validly terminated:
(i)(x) by Parent or the Company pursuant to Section 8.01(b) before obtaining the Required Company Stockholder Approval or Section 8.01(d) or by Parent pursuant to Section 8.01(e) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and, if public, has not been withdrawn prior to the earlier of (1) the date of the Company Stockholder Meeting (including any adjournments and postponements thereof) and (2) the date of such termination, and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12)-month period), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee on the date of the consummation of such transaction involving any Acquisition Proposal (provided, however, that for purposes of this Section 8.03(b)(i), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);
(ii)by Parent pursuant to Section 8.01(g), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee within five (5) Business Days following such termination;
(iii)by the Company pursuant to Section 8.01(h), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees) the Company Termination Fee prior to or substantially concurrently with such termination; or
(iv)by the Company or Parent pursuant to Section 8.01(d), then the Company shall pay to Parent (or one or more of its designees) by wire transfer of immediately available funds an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates of all fees and expenses incurred in connection with this Agreement and the Transactions (including all fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub) at or prior to the time of such termination, up to $10,000,000 (the “Reimbursement Payment”). If, following the payment of any Reimbursement Payment, the Company Termination Fee becomes payable to Parent, the amount of the Reimbursement Payment actually paid prior to such time shall offset the amount of the Company Termination Fee payable by the Company to Parent.
(c)Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02, Parent’s right to receive from the Company the Company Termination Fee and Enforcement Expenses shall, in circumstances in which the Company Termination Fee is owed, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee and such other amounts, if any, referenced in Section 8.03(g), no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction. If the Company becomes obligated to pay the Company Termination Fee pursuant to Section 8.03(b), upon payment of the Company Termination Fee, neither the Company nor any Company Party shall have any liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby. Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transaction (including the Financing). For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 and monetary damages, including all or any portion of the Company Termination Fee or Enforcement Expenses. Parent shall have right to assign the right to receive all or any portion of the Company Termination Fee to one or more Persons in its sole discretion.
(d)Parent Termination Fee. If, but only if, this Agreement is validly terminated by the Company pursuant to Section 8.01(f) or Section 8.01(i), or is otherwise terminated when terminable pursuant to Section 8.01(f) or Section 8.01(i), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within five (5) Business Days following such termination.
(e)Notwithstanding anything to the contrary in this Agreement (other than Section 6.16(c)), the Company’s right to receive from Parent the Parent Termination Fee and Enforcement Expenses shall, in circumstances in which the Parent Termination Fee is owed, constitute the sole and exclusive remedy of the Company against (i) Parent, (ii) Merger Sub,

(iii) any of Parent’s and Merger Sub’s former, current and future Affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Parent Parties”) and (iv) any Financing Related Person, in each case for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee and Enforcement Expenses and such other amounts, if any, referenced in Section 8.03(g), no Person shall have any rights or claims against the Parent Parties or any Financing Related Person under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise (including in the event of fraud or Willful Breach), and the Parent Parties and the Financing Related Persons shall not have any other liability relating to or arising out of this Agreement or the Transaction, except in respect of the obligations set forth in Section 6.16(c). If Parent becomes obligated to pay the Parent Termination Fee pursuant to Section 8.03(d), upon payment of the Parent Termination Fee, neither Parent nor any Parent Party or any Financing Related Person shall have any liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby. Nothing in this Section 8.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent, any other Parent Party or any Financing Related Person may be liable under this Agreement or the Transaction. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Parent Termination Fee pursuant to Section 8.03(d), as the case may be, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 and monetary damages, including all or any portion of the Parent Termination Fee or Enforcement Expenses. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Parent Parties and any Financing Related Person in the event Parent or Merger Sub fails to consummate the Transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in this Agreement shall not exceed the Parent Liability Limit. In no event will the Company or any other Company Party seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Party or any Financing Related Person with respect to this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guaranty, the Confidentiality Agreement or the Transactions (including any breach by any Guarantor or Parent Party), the termination of this Agreement, the failure to consummate the Transactions or thereby or any claims, Proceedings or actions under Applicable Laws arising out of any such breach, termination or failure (including in the event of a fraud or Willful Breach), other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or any Guarantor to the extent expressly provided for in the Guaranty.
(f)Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that neither the Company Termination Fee, the Parent Termination Fee or the Reimbursement Payment is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and

Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion.
(g)Any amounts payable pursuant to Section 8.03(b), Section 8.03(e) or this Section 8.03(g) shall be paid by wire transfer of same day funds in accordance with this Section 8.03 to an account designated by Parent or the Company, as applicable (at least two (2) Business Days prior to the date such fee is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 8.03(b) or Section 8.03(e), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, Parent for the Parent Termination Fee or Reimbursement Payment, as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit (any such amount, the “Enforcement Expenses”); provided that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses payable by Parent and Merger Sub, on the other hand, exceed $7,500,000 in the aggregate.
Article IX.
MISCELLANEOUS
Section 9.01Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt via email is confirmed via return email from the primary recipient acknowledging receipt), addressed as follows:
if to Parent or Merger Sub, to:

Nordic Capital Epsilon SCA, SICAV-RAIF
8 Rue Lou Hemmer
L-1748 Senningerberg
Grand Duchy of Luxembourg
Attention: The Directors
         Email:     admin@nordiccapital.je

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue

New York, NY 10022
Attention: Constantine N. Skarvelis, P.C.
    David Feirstein, P.C.
    Joshua Ayal
Email:     constantine.skarvelis@kirkland.com; david.feirstein@kirkland.com;
    joshua.ayal@kirkland.com

and

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention: Armand A. Della Monica, P.C.
Email:     adellamonica@kirkland.com

with a copy to (which shall not constitute notice)

                              Insight Partners
                              1114 Avenue of the Americas, 36th Fl.
                              New York, NY 10036
                              Attention: Andrew Prodromos
                              Email: AProdromos@insightpartners.com
with a copy to (which shall not constitute notice)

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, NY 10019
Attention: Morgan D. Elwyn; Danielle Scalzo
 Email: melwyn@willkie.com; dscalzo@willkie.com
if to the Company, to:

Inovalon Holdings, Inc.
4321 Collington Road
Bowie, MD 20716
Attention: Legal Department
Email: legal@inovalon.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention: David Allinson; Peter Harwich; Leah Sauter
Email: David.Allinson@lw.com; Peter.Harwich@lw.com;                    Leah.Sauter@lw.com

if to the Company Special Committee, to:

Special Committee of the Board of Directors of Inovalon Holdings, Inc.
4321 Collington Road
Bowie, MD 20716
Attention: William J. Teuber, Jr.
Email: bill.teuber@bridgegrowthpartners.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: David Allinson; Peter Harwich; Leah Sauter
Email: David.Allinson@lw.com; Peter.Harwich@lw.com;                    Leah.Sauter@lw.com

or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is one (1) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.
Section 9.02Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Notwithstanding the foregoing, it is explicitly agreed that the right of the parties to seek an injunction, specific performance or other equitable remedies in connection with the Company’s enforcing Parent’s and Merger Sub’s obligations to effect the Closing shall be subject to the following requirements: (a) all conditions in Section 7.01 and Section 7.02 have been and continue to be satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing), (b) the Debt Financing has been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded, (c) the Company has irrevocably confirmed in a written notice that (i) the Company is ready, willing and able to consummate the Closing and (ii) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing and will be satisfied at the Closing) and that the if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Company would take such actions required of it by this Agreement to cause the Closing to occur, and (d) Parent and Merger Sub have failed to consummate the Closing prior to the third Business Day following the delivery of such confirmation specified in clause (c) above (it being understood that the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.01 and Section 7.03 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied and will be satisfied at the Closing) shall remain satisfied at the close of business on such third (3rd) Business Day).
Section 9.03No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the valid termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.03 shall not limit any covenant or agreement of the parties which by its terms expressly contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.07 and Section 6.10 following the Effective Time.
Section 9.04Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived prior to the Effective Time (except for Section 7.01(a), which may not be waived by any party) if, but only if, the Company Special Committee approves of such amendment or waiver and such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that the requirement that the Required Company Stockholder

Approval include the Public Stockholder Approval shall not be amended or waived; provided further, that (i) no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval or receipt of approval of this Agreement by Parent as the sole stockholder of Merger Sub which requires further approval of the stockholders of the Company or of the sole stockholder of Merger Sub pursuant to the DGCL or otherwise without such further stockholder approval and (ii) any amendment or waiver with respect to the Company must first be approved by the Company Special Committee. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions (or any defined term used in any such Lender Protective Provision, to the extent of the application of such defined term to such Lender Protective Provision) contained in this Agreement may not be amended, waived or otherwise modified in any manner that adversely affects the Debt Financing or any Financing Related Person without the prior written consent of the Financing Sources.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.05Disclosure Letter References. The parties hereto agree that any reference on a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) is reasonably apparent on the face of such disclosure. Any matter disclosed in any Company SEC Document shall be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Company SEC Document that such disclosure is applicable to such section of the Company Disclosure Letter. The listing of any matter on a party’s Disclosure Letter shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material. No disclosure in a party’s Disclosure Letter relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Letter be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.
Section 9.06Binding Effect; Benefit; Assignment.
(a)This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement;

provided, however, that, notwithstanding the foregoing, (i) the past, present and future officers, directors and employees of the Acquired Companies (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.07, (ii) from and after the Effective Time and the holders of shares of Company Common Stock shall be intended third-party beneficiaries of, and may enforce, Articles II and III, (iii) the Financing Related Persons shall be intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions and the rights of the Parent Parties hereunder may be pledged to the Financing Related Provisions pursuant to the Debt Financing, (iv) the Parent Parties shall be shall be intended third-party beneficiaries of, and may enforce, Section 8.03(b) and (v) the Company Parties shall be shall be intended third-party beneficiaries of, and may enforce, Section 8.03(d).
(b)Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties; provided that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time and (b) after the Effective Time, to any Person; provided that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Any purported assignment in violation of this Section 9.06(b) shall be null and void.
Section 9.07Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including as it relates to (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred) and (b) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will, in each case, be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, each party hereto agrees that any Proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against any Financing Related Persons in any way relating to this Agreement, the Debt Financing or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.
Section 9.08Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by law. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any Proceeding of any kind or nature, whether at law or in equity, in contract, tort or otherwise, against a Financing Related Person in connection with this Agreement, the Financing or the Transactions, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.
Section 9.09Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.
Section 9.10Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 9.11Entire Agreement. This Agreement, the Confidentiality Agreement, the Rollover Agreements, the Support Agreements and each of the other documents, instruments and agreements delivered in connection with the Transactions, including each of the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.
Section 9.12Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations contained in Section 8.03(f) and Section 8.03(g) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Debt Commitment Letter, Equity Commitment Letter or Guaranty.
Section 9.13Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Party (other than the Guarantors to the extent set forth in the Guaranty or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Party (other than the Guarantors to the extent set forth in the Guaranty or Equity Commitment Letter).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

OCALA BIDCO, INC. By: /s/ Aditya Desaraju Name: Aditya Desaraju Title: President

OCALA MERGER SUB, INC By: /s/ Aditya Desaraju Name: Aditya Desaraju Title: President

    [Signature to Agreement and Plan of Merger]

INOVALON HOLDINGS, INC. By: /s/ Keith R. Dunleavy, M.D. Name: Keith R. Dunleavy, M.D. Title: Chairman & Chief Executive Officer

    [Signature to Agreement and Plan of Merger]